Exhibit 10.1

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AT&T FIBER INVESTMENT, LLC,

a Delaware Limited Liability Company

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SECTION 5 MANAGEMENT; OPERATIONS		38

5.1	Authority of the Managing Member	38
5.2	Independent Managers	39
5.3	Managing Member and Officer Liability	40
5.4	Limitations on the Company’s Activities; Certain Separateness Covenants	40
5.5	Certain Other Covenants	43
5.6	Compensation; Expenses	48
5.7	Withdrawal	48
5.8	Portfolio Requirements	49
5.9	Officers	49

SECTION 6 ROLE OF MEMBERS		50

6.1	Rights or Powers	50
6.2	Voting Rights	50
6.3	Meetings and Consents of the Members	50
6.4	Withdrawal/Resignation	51
6.5	Member Compensation	51
6.6	Members’ Liability	51
6.7	Indemnification	52
6.8	Confidentiality	54
6.9	Partition	55
6.10	Transactions Between a Member and the Company	55

SECTION 7 PREFERRED RETURN RESETS AND REMARKETINGS		55

7.1	Class A Preferred Return Rate Reset	55

SECTION 8 COVENANTS		58

8.1	Covenants	58

SECTION 9 ACCOUNTING, BOOKS, AND RECORDS		59

9.1	Accounting, Books, and Records	59
9.2	Reports	60
9.3	Rule 144A Information	62
9.4	Tax Matters	62

SECTION 10 AMENDMENTS		64

10.1	Amendments	64

SECTION 11 TRANSFERS; PURCHASE		64

11.1	Restriction on Transfers	64
11.2	Permitted Transfers	64
11.3	Conditions to Permitted Transfers	65
11.4	Prohibited Transfers	67
11.5	Rights of Unadmitted Assignees	67
11.6	Admission as Substituted Members	68
11.7	Distributions and Allocations in Respect of Transferred Membership Interests	70

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SECTION 12 POWER OF ATTORNEY		70

12.1	Managing Member as Attorney-In-Fact	70
12.2	Nature of Special Power	71

SECTION 13 DISSOLUTION AND WINDING UP		71

13.1	Liquidation Event	71
13.2	Winding Up	73
13.3	Deficit Capital Accounts; Reserves	74
13.4	Rights of Members	74
13.5	Guaranteed Payments During Period of Liquidation	74
13.6	Allocations and Distributions During Period of Liquidation	75
13.7	Liquidating Distributions	75
13.8	The Liquidator	75

SECTION 14 NOTICE EVENTS		75

14.1	Notice Events	75
14.2	Liquidation Event Notice	76
14.3	Enforcement of Rights with respect to Contributed Notes and other Transaction Documents	77

SECTION 15 REDEMPTION		77

15.1	Optional Redemption	77
15.2	Redemption Process	78
15.3	Treatment as Purchase Under Section 741	78

SECTION 16 ADMINISTRATIVE AGENT		79

16.1	Authorization and Authority	79
16.2	Administrative Agent Individually	79
16.3	Duties of Administrative Agent; Exculpatory Provisions	79
16.4	Reliance by Administrative Agent	80
16.5	Delegation of Duties	81
16.6	Resignation of Agent	81
16.7	Non-Reliance on Administrative Agent and Other Class A Limited Members	82
16.8	Fees; Indemnification	82

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SECTION 17 MISCELLANEOUS		83

17.1	Notices	83
17.2	Binding Effect	83
17.3	Construction	83
17.4	Time	83
17.5	Headings	83
17.6	Severability	84
17.7	Governing Law	84
17.8	Consent to Jurisdiction	84
17.9	WAIVER OF JURY TRIAL	84
17.10	Counterpart Execution	84
17.11	Specific Performance	85
17.12	Entire Agreement	85
17.13	No Third Party Beneficiaries	85
17.14	Waiver	85
17.15	Non-Petition	85
17.16	Non-Business Days	86
17.17	Recognition of U.S. Special Resolution Regimes	86

EXHIBITS

Exhibit A	Form of Demand Note
Exhibit B	Form of Secured Note
Exhibit C	Form of Keep Well Agreement
Exhibit D	Form of Class A Mandatory Remarketing Agreement
Exhibit E-1	Form of Class A-1 Limited Membership Interest Certificate
Exhibit E-2	Form of Class A-2 Limited Membership Interest Certificate
Exhibit E-3	Form of Class B Common Membership Interest Certificate
Exhibit F	Form of Independent Manager Management Agreement

SCHEDULES

Schedule A	Membership Registry
Schedule B	Borrowers

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SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AT&T FIBER INVESTMENT, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of AT&T Fiber Investment, LLC, a Delaware limited liability company (the “Company”), is entered into as of April 4, 2023, by and among AT&T Fiber Investment Holdings, LLC, a Delaware limited liability company, as the Managing Member and a Class B Common Member, the Class A Limited Members listed on Schedule A attached hereto and Bernard J. Angelo and Kevin J. Corrigan, as the Independent Managers, pursuant to the provisions of the Act, on the following terms and conditions (capitalized terms used herein without definition shall have the meanings specified in Section 1.11);

WHEREAS, the Company was formed as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth in the Limited Liability Company Agreement of the Company, dated as of September 17, 2020 (the “Original LLC Agreement”), with the Managing Member becoming at that time the sole member of the Company owning one hundred percent (100%) of the limited liability company interest in the Company in consideration of a capital contribution of $100.00;

WHEREAS, the Members agreed to amend and restate the Original LLC Agreement in its entirety as set forth in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 29, 2020 (as amended by the Amendment to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 1, 2020 (the “Amendment”), the “2020 LLC Agreement”);

WHEREAS, pursuant to that certain Class A-2 Subscription Agreement, dated as of April 4, 2023 or other substantially similar agreements entered into within 30 days of the date thereof, (the “Class A-2 Subscription Agreement”), by and among the Company and certain Class A Limited Members (the “Initial Class A-2 Limited Members”), the Initial Class A-2 Limited Members have agreed to purchase Class A-2 Limited Membership Interests and to make Capital Contributions to the Company;

WHEREAS, pursuant to the First Fiber Contribution Agreements, the Managing Member has contributed to the Company certain Fiber Assets and related rights thereto in exchange for Class B Common Membership Interests to effect the First Fiber Contribution;

WHEREAS, pursuant to that certain Fiber License Agreement, dated as of December 1, 2020, by and among the Company, Southwestern Bell Telephone Company, a Delaware corporation (“Southwestern Bell”) and AT&T Fiber Leasing, the Company granted a license with respect to certain rights with respect to such Fiber Assets to Southwestern Bell in return for monthly rent payments, and the Company and AT&T Fiber Leasing granted certain purchase options with respect to such Fiber Assets;

WHEREAS, pursuant to the 2023 Fiber Contribution Agreements, the Managing Member has agreed to contribute to the Company that certain interim demand note, initial principal amount of $609,701,267.00, dated as of April 4, 2023 (the “Interim Demand Note”), issued by Southwest Supply in favor of the Managing Member and certain Fiber Assets and related rights thereto in exchange for Class B Common Membership Interests;

WHEREAS, pursuant to that certain Secured Promissory Note, initial principal amount of $1,196,968,047.00, dated April 4, 2023, issued by Southwest Supply in favor of the Company (the “Exchange Note”), that certain Secured Promissory Note, initial principal amount of $587,266,780.00, dated September 29, 2020, issued by Southwest Supply in favor of the Managing Member (the “Prior Note”) and the Interim Demand Note will thereby be discharged and terminated, and the liens and security interest granted by such Prior Note will thereby be terminated and released;

WHEREAS, pursuant to that certain Fiber License Agreement, dated as of April 4, 2023 (the “2023 Fiber License”), by and among the Company, Southwestern Bell and AT&T Fiber Leasing II, the Company shall license certain rights with respect to such Fiber Assets to Southwestern Bell in return for monthly rent payments, and the Company and AT&T Fiber Leasing II shall grant certain purchase options with respect to such Fiber Assets;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of April 4, 2023 (the “Merger Agreement”), by and between AT&T Fiber Leasing and AT&T Fiber Leasing II, AT&T Fiber Leasing II will merge with an into AT&T Fiber Leasing and the separate existence of AT&T Fiber Leasing II will cease; and

WHEREAS, in order to reflect (a) the issuance of Class A-2 Limited Membership Interests pursuant to the Class A-2 Subscription Agreement and the admission of additional Class A Limited Members to the Company as of the date of entry into this Agreement, (b) the reclassification of the Class A Limited Membership Interests outstanding immediately prior to the date of entry into this Agreement into Class A-1 Limited Membership Interests and (c) the transactions contemplated herein and in the other Transaction Documents, the Members have agreed to amend and restate the 2020 LLC Agreement in its entirety as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1

THE COMPANY

1.1 Formation; No State-Law Partnership. The fact that the Certificate of Formation is on file in the office of the Secretary of State of the State of Delaware shall constitute notice that the Company is a limited liability company. Pursuant to Section 18-201(d) of the Act, the Original LLC Agreement was effective as of the date of the filing of the Certificate of Formation. From the date of this Agreement, the rights and liabilities of the

Members shall be as provided under the Act, the Certificate of Formation, and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member (in its capacity as such) are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes (including Section 303 of the United States Federal Bankruptcy Code) other than tax purposes and that this Agreement may not be construed to suggest otherwise.

1.2 Name. The name of the Company is AT&T Fiber Investment, LLC and all business of the Company shall be conducted in such name or, as determined by the Managing Member, under any other name, provided that any such other name would not cause the Company to violate Section 5.4 of this Agreement.

1.3 Purpose; Powers.

(a) The sole purposes of the Company are:

(i) to conduct the Permitted Business; and

(ii) to do such other things and engage in any other activities that are necessary, convenient, or incidental to the foregoing purpose.

(b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental, or convenient to, and in furtherance of, the purposes of the Company set forth in this Section 1.3 and has any and all powers that may be exercised on behalf of the Company by the Managing Member pursuant to Section 5 that are consistent with Section 1.3(a).

1.4 Principal Place of Business. The principal place of business of the Company shall be at 208 S. Akard Street, Room 1843, Dallas, Texas 75202. The Managing Member may change the principal place of business of the Company to any other place within or without the State of Delaware. The initial registered office of the Company in the State of Delaware is located at The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

1.5 Term. The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the dissolution and the completion of the winding up of the Company in accordance with Section 13. The existence of the Company as a separate legal entity and this Agreement shall continue until the cancellation of the Certificate of Formation in accordance with the Act.

1.6 Filings; Agent for Service of Process.

(a) The Managing Member, or an agent of the Managing Member, was authorized to execute and cause the Certificate of Formation to be filed in the office of the Secretary of State of the State of Delaware as an authorized person within the meaning of, and otherwise in accordance with, the Act.

(b) The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company or any successor as appointed by the Managing Member in accordance with the Act.

(c) Upon the dissolution and completion of the winding up of the Company in accordance with and subject to Section 13, the Liquidator, as an authorized person within the meaning of the Act, shall promptly execute and cause to be filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Liquidator deems such filing or any similar filing to be necessary or advisable.

1.7 Title to Assets. All Property owned by the Company shall be owned by the Company as an entity, and all Property owned by any Subsidiary of the Company shall be owned by such Subsidiary, and no Member shall have any ownership interest in such assets in its individual name. Each Member’s Membership Interest in the Company shall be personal property for all purposes. The Company shall hold title to all of its assets in the name of the Company, and each Subsidiary of the Company shall hold title to all of its assets in the name of such Subsidiary, and in each case not in the name of any Member.

1.8 Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred in satisfaction of, or encumbered for, or in payment of, any individual obligation of any Member.

1.9 Outside Activities. Neither this Agreement nor any of the other Transaction Documents nor any activity undertaken pursuant hereto or thereto shall prevent any Member, Independent Manager or any Affiliates of such Member or Independent Manager from engaging in whatever activities they choose, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company, any Member or any Independent Manager, or require any Member or any Independent Manager to permit the Company or any other Member or Independent Manager or Affiliate thereof to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member and Independent Manager, each Member and Independent Manager hereby waives, relinquishes, and renounces any such right or claim of participation.

1.10 Authorization. Notwithstanding any other provision in this Agreement, including Section 5, the Managing Member, on behalf of the Company, is hereby authorized to cause the Company to execute and deliver, and perform its obligations under, the Transaction Documents to which the Company is a party, all without any further action, consent, or approval of any other Person.

1.11 Definitions. Unless otherwise specifically stated, the capitalized terms used in this Agreement shall have the following meanings:

“2020 LLC Agreement” has the meaning set forth in the Recitals.

“2023 Fiber Contribution Agreements” means (a) that certain Contribution Agreement, dated as of April 4, 2023, by and among Southwest Supply, AT&T Fiber Leasing II and Southwestern Bell, (b) that certain Contribution Agreement, dated as of April 4, 2023, by and among Southwestern Bell, the Managing Member and AT&T Fiber Leasing II and (c) that certain Contribution Agreement, dated as of April 4, 2023, by and among the Managing Member, the Company and AT&T Fiber Leasing II.

“2023 Fiber License” has the meaning set forth in the Recitals.

“2023 Southwestern Bell Fiber License” has the meaning set forth in the definition of “Southwestern Bell Fiber Agreements”.

“Acceptable Rating” means, with respect to any Person, that the outstanding senior, unsecured, non-credit enhanced debt securities of such Person have a public rating of at least two of the following: (i) “BBB-” or higher by S&P; (ii) “BBB-” or higher by Fitch; and (iii) “Baa3” or higher by Moody’s, and the absence of such a rating by any one of S&P, Moody’s and Fitch does not trigger or otherwise result in any requirement that any debt of such Person be secured by any Lien on any assets or property of such Person.

“Act” means the Delaware Limited Liability Company Act, 6 Del. Code Ann. Section 18-101, et seq. (or any corresponding provisions of succeeding law).

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Member is obligated to restore or is deemed obligated to restore pursuant to the Regulations Section 1.704-1(b)(2)(ii)(c) and the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Allocation Year.

“Administrative Agent” has the meaning set forth in Section 16.1.

“Administrative Agent Indemnitee” has the meaning set forth in Section 16.8(b).

“Affiliate” means, with respect to any specified Person, (a) any Person directly or indirectly controlling, controlled by, or under common control with such specified Person, or (b) any officer, director, general partner, managing member or manager, trustee of, or Person serving in a similar capacity with respect to, such specified Person. For purposes of this Agreement, unless the context requires otherwise, the terms “control,” “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, (x) a Person shall be deemed to control all of its Subsidiaries and (y) a Member shall not be deemed to be an Affiliate of the Company or any other Member, and the Company shall not be deemed to be an Affiliate of any Member, solely as a result of such Member’s ownership of Membership Interests; provided, however, that the Company and its Subsidiaries shall be deemed to be Affiliates of the Managing Member.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Year” means (a) any twelve (12) month period commencing on January 1 and ending on December 31 or (b) any portion of the period described in clause (a) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Section 3 unless the Company is required by Section 706 of the Code to use a different tax year, in which case “Allocation Year” shall mean such different tax year (or relevant portion thereof).

“Amendment” has the meaning set forth in the Recitals.

“Anti-Corruption Laws” means, as to any Person, all laws, rules and regulations of any jurisdiction applicable to such Person concerning or relating to bribery, corruption or money laundering.

“Appointment Period” has the meaning set forth in Section 16.6.

“AT&T Cash Management System” means AT&T’s Treasury Interco Payment System, used for processing payments and collections on behalf of the Managing Member and its Affiliates.

“AT&T Fiber Leasing” means AT&T Texas Fiber Leasing, LLC, a Delaware limited liability company.

“AT&T Fiber Leasing II” means AT&T Texas Fiber Leasing II, LLC, a Delaware limited liability company.

“Bankruptcy” means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy.

“BHC Act” means the U.S. Bank Holding Company Act of 1956 and any regulations, including Regulation Y of the Board of Governors of the Federal Reserve System, promulgated thereunder and interpretations thereof.

“BHC Member” means a Class A Limited Member that (a) is subject to the BHC Act, or is directly or indirectly “controlled” (as that term is defined in the BHC Act) by a company that is subject to the BHC Act and (b) indicates its intent to be treated as a BHC Member in its relevant subscription agreement or otherwise in writing to the Managing Member on or before the closing at which such Member is admitted to the Company.

“Bid” means an irrevocable offer to purchase in any Class A Mandatory Remarketing all, but not less than all, of the outstanding Class A Limited Membership Interests for cash in immediately available funds at an aggregate price equal to the Unrecovered Capital with respect to such outstanding Class A Limited Membership Interests with the applicable Class A Preferred Return Rate equal to (a) the Bid Rate specified in such irrevocable offer to purchase in connection with any Class A Mandatory Remarketing in which the Managing Member has requested Bids for a fixed Class A Preferred Return Rate or (b)(i) the Bid Rate specified in such irrevocable offer to purchase in connection with any Class A Mandatory Remarketing in which the Managing Member has requested Bids for a floating Class A Preferred Return Rate plus (ii) the Remarketing Benchmark Rate.

“Bid Rate” means, in connection with any Class A Mandatory Remarketing, a number of basis points submitted in connection with a Bid.

“Borrowers” means the borrower entities under the Contributed Notes and set forth in Schedule B, as may be amended from time to time pursuant to the terms and conditions of this Agreement and the Contributed Notes.

“Breakage Costs” means, with respect to any Class A Limited Member, any amounts required to compensate such Class A Limited Member for any actual losses, costs or expenses that it may actually incur as a result of a transaction described in Section 13.2 or Section 15 that results in such Class A Limited Member receiving any payment in cash in respect of any Class A Limited Membership Interest on a day other than, (a) in the case of the initial Class A Reset Period, and any other Class A Reset Period for which the applicable Class A Preferred Return Rate is a fixed rate, a Class A Reset Date, and (b) in the case of any Class A Reset Period for which the applicable Class A Preferred Return Rate is a floating rate, the last day of a Class A Distribution Period, in each case including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds and the early termination or unwinding of any swap or other hedging arrangement entered into by such Class A Limited Member, as set forth in a certificate of such Class A Limited Member (which certificate shall include the methodology for calculating, and the calculation of, the amount of such actual loss or expense, in reasonable detail based on observable market references).

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which banking institutions located in New York, New York are authorized or obligated by law to close.

“Capital Account” means, with respect to any Member of the Company, the capital account maintained for such Member in accordance with the capital account maintenance rules of Regulations Section 1.704-1(b).

“Capital Contributions” means, with respect to any Member of the Company, the amount of cash and the initial Gross Asset Value of any Property (other than cash) contributed to the Company by such Member, as set forth on Schedule A hereto, as such Schedule A may be updated from time to time in accordance with this Agreement.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Accounting Standards Codification Topic 842, Leases, or any other changes in GAAP subsequent to the date of this Agreement, be considered a Capital Lease Obligation for purposes of this Agreement.

“Cash Available for Distribution” means, for any Class A Distribution Period, the cash held by the Company less the portion thereof used to pay or establish reasonable reserves for all Expenses of the Company (including Taxes), all as determined by the Managing Member in good faith and in its commercially reasonable judgment. Cash Available for Distribution will not be reduced by Depreciation or similar non-cash allowances, and will be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

“Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States or (b) insured certificates of deposit of or time or demand deposits with any commercial bank that is a member of the Federal Reserve System, the parent of which issues commercial paper rated P-1 (or the then equivalent grade) by Moody’s and A-1+ (or the then equivalent grade) by S&P, is organized under the laws of the United States or any state thereof and the long term unsecured debt of which is rated A2 or better by Moody’s and A or better by S&P; provided, however, that all obligations and securities described in clauses (a) and (b) above (1) will not have an original maturity of longer than ninety (90) days, (2) will not include any obligations or securities denominated in a currency other than Dollars, (3) will not include any obligations or securities that provide for the extension of the original stated maturity thereof without the consent of any holder thereof affected thereby, (4) will not include any obligations or securities the payment or repayment of principal in respect of which is an amount determined by reference to any formula or index, or which is subject to any contingency, (5) will not include any obligations or securities that require the holder thereof to make advances to, or to purchase additional obligations or securities issued by, the issuer of such obligations or securities after the original date of issuance of such obligations or securities, and (6) will not include any obligation of or security issued by the Company or any of its Affiliates.

“Cause” means, with respect to an Independent Manager, (a) acts or omissions by such Independent Manager constituting fraud, dishonesty, negligence, misconduct or other deliberate action which causes injury to the Company or an act by such Independent Manager involving moral turpitude or a serious crime or (b) that such Independent Manager no longer meets the definition of “Independent Manager” set forth in this Agreement.

“Certificate of Cancellation” means a certificate filed in accordance with 6 Del. Code Ann. Section 18-203.

“Certificate of Formation” means the Certificate of Formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed on September 15, 2020 and as amended, modified, supplemented, or restated from time to time, as the context requires.

“Certification Deadline” has the meaning set forth in Section 5.5(f).

“Class A Distribution Date” means each February 1, May 1, August 1 and November 1 occurring prior to a Liquidation Event or, if such date is not a Business Day, the next succeeding Business Day.

“Class A Distribution Period” means the applicable period from (and including) a Class A Distribution Date to (but excluding) the next subsequent Class A Distribution Date. In the case of the Class A Distribution Period ending on April 30, 2023, with respect to a Class A Limited Member’s Class A-2 Limited Membership Interests, the first distribution period shall measure from the date of this Agreement to April 30, 2023.

“Class A Failed Mandatory Remarketing” has the meaning set forth in Section 7.1(c)(v)(1).

“Class A Failed Mandatory Remarketing Rate” means, in respect of any Class A Distribution Period commencing on the occurrence of a Class A Failed Mandatory Remarketing, a rate per annum equal to the sum of (a) the then applicable reference rate used in the Parent Applicable Credit Facility, plus (b) the non-default margin above such reference rate (including the applicable facility fee, if any) provided in the Parent Applicable Credit Facility, plus (c) two hundred and eighty (280) basis points, plus (d) seventy five (75) basis points multiplied by the number of Class A Failed Mandatory Remarketing Reset Dates since the later of (i) the date hereof and (ii) the most recent sale and purchase of all of the Class A Limited Membership Interests pursuant to a Class A Mandatory Remarketing.

“Class A Failed Mandatory Remarketing Reset Date” has the meaning set forth in Section 7.1(c)(v)(1).

“Class A Limited Member Preferred Return” means, with respect to any Class A Limited Member, the return that will accrue during each Class A Distribution Period or portion thereof on the amount of such Class A Limited Member’s Unrecovered Capital during such Class A Distribution Period, accrued (but not compounded) daily at a rate equal to the applicable Class A Preferred Return Rate, computed using the actual number of days elapsed over a three hundred and sixty (360) day year.

“Class A Limited Members” means the Members of the Company that hold Class A Limited Membership Interests, in such capacity.

“Class A Limited Membership Interests” means Class A-1 Limited Membership Interests and Class A-2 Limited Membership Interests.

“Class A Mandatory Remarketing” has the meaning set forth in Section 7.1(c)(i).

“Class A Mandatory Remarketing Agents” means, with respect to any Class A Mandatory Remarketing, the Initial Class A Limited Members (or such wholly owned subsidiaries of the ultimate parent companies of such Initial Class A Limited Members (each, an “Initial Class A Limited Member Subsidiary”) as may be designated by the Initial Class A Limited Members) or, with respect to any Initial Class A Limited Member that is unwilling or unable to serve as, or to designate an Initial Class A Limited Member Subsidiary thereof to serve as, a Class A Mandatory Remarketing Agent or has ceased to own at least fifty percent (50%) of the Class A Limited Membership Interests held by such Initial Class A Limited Member and its Affiliates on the date hereof or has been replaced pursuant to the Class A Mandatory Remarketing Agreement, the other Initial Class A Limited Member shall serve as the sole Class A Mandatory Remarketing Agent. If such other Initial Class A Limited Member is unwilling or unable to serve as, or to designate an Initial Class A Limited Member Subsidiary thereof to serve as, a Class A Mandatory Remarketing Agent or has ceased to own at least fifty percent (50%) of the Class A Limited Membership Interests held by such Initial Class A Limited Member and its Affiliates on the date hereof or has been replaced pursuant to the Class A Mandatory Remarketing Agreement, then the Class A Mandatory Remarketing Agent shall be appointed by the Required Class A Limited Members.

“Class A Mandatory Remarketing Agreement” means a remarketing agreement, substantially in the form of Exhibit D attached hereto, entered into by the Company and the Class A Mandatory Remarketing Agents, and including a fee due to any Class A Mandatory Remarketing Agent acceptable to the Company.

“Class A Mandatory Remarketing Date” means the date reasonably agreed by the Managing Member and the Class A Mandatory Remarketing Agents on which a Class A Mandatory Remarketing is conducted, which shall, unless otherwise agreed by the Managing Member and the Class A Mandatory Remarketing Agents, be a date no earlier than the twentieth (20th) Business Day, and no later than the fifth (5th) Business Day, prior to the applicable Class A Reset Date; provided, however, that the Managing Member and the Class A Mandatory Remarketing Agents may not, without the consent of all of the Class A Limited Members, agree on a Class A Mandatory Remarketing Date that is later than the applicable Class A Reset Date.

“Class A Preferred Return Rate” means (a) for any Class A Distribution Period (or a portion thereof) occurring during the initial Class A Reset Period, (i) with respect to Class A-1 Limited Membership Interests, 4.25% per annum and (ii) with respect to Class A-2 Limited Membership Interests, 6.85% per annum, or (b) for any Class A Distribution Period or portion thereof occurring during any other Class A Reset Period, the Class A Preferred Return Reset Rate; provided, however, that the Class A Preferred Return Rate for any Class A Distribution Period commencing on the occurrence of a Class A Failed Mandatory Remarketing shall equal the Class A Failed Mandatory Remarketing Rate for such Class A Distribution Period. For the avoidance of doubt, the Class A Preferred Return Rate for any Class A Distribution Period commencing on a Class A Reset Date shall be the same for both the Class A-1 Limited Membership Interests and Class A-2 Limited Membership Interests.

“Class A Preferred Return Reset Rate” means, in respect of any Class A Reset Period, (a) if the Company and all of the holders of the Class A Limited Membership Interests reach agreement pursuant to Section 7.1(b), the rate agreed to by such parties pursuant to Section 7.1(b) and (b) otherwise the rate determined in accordance with Section 7.1(c).

“Class A Purchase Date” has the meaning set forth in Section 15.2(a).

“Class A Purchase Price” has the meaning set forth in Section 15.1(a).

“Class A Reset Date” means the first Class A Distribution Date immediately following September 29, 2027 or the seventh (7th) anniversary of the immediately preceding Class A Reset Date, provided, however, that in the event of a Class A Failed Mandatory Remarketing, the date that is three (3) months following such Class A Failed Mandatory Remarketing Reset Date shall be a Class A Reset Date.

“Class A Reset Period” means the period beginning on (and including) September 29, 2020 and ending on (but excluding) the initial Class A Reset Date and each period thereafter beginning on (and including) a Class A Reset Date and ending on (but excluding) the immediately succeeding Class A Reset Date.

“Class A-1 Limited Membership Interests” has the meaning set forth in Section 2.1(a).

“Class A-1 Subscription Agreement” means that certain Subscription Agreement, dated as of September 29, 2020, by and among the Company, MUFG Bank, Ltd., New York Branch, MUFG Union Bank, N.A. and Wells Fargo Bank, N.A.

“Class A-2 Limited Membership Interests” has the meaning set forth in Section 2.1(a).

“Class A-2 Subscription Agreement” has the meaning set forth in the Recitals.

“Class B Common Members” means the Members of the Company that hold Class B Common Membership Interests, in such capacity.

“Class B Common Membership Interests” has the meaning set forth in Section 2.1(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Certificate” has the meaning set forth in Section 5.5(f).

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” has the meaning set forth in Section 6.8(a).

“Consultation Period” has the meaning set forth in Section 7.1(b).

“Contributed Fiber Assets” has the meaning set forth in the definition of “Secured Notes”.

“Contributed Notes” means, collectively, those Secured Notes contributed to the Company as of the date hereof, and such additional Secured Notes as may be contributed to the Company from time to time.

“Demand Note” means the Demand Promissory Note, initial principal amount of $2,000,000,000.00, dated as of September 29, 2020, by and between the Parent Company and the Company or any other demand note, substantially in the form of Exhibit A attached hereto, duly executed and delivered by Parent Company in favor of the Company.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, depletion or other cost recovery deduction allowable with respect to an asset for such Allocation Year for U.S. federal income tax purposes, except that with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Dollars” means United States dollars.

“Eligible Agent” means (a) a Class A Limited Member or an Affiliate of a Class A Limited Member, (b) the Paying Agent or an Affiliate of the Paying Agent or (c) any other Person approved by the Required Class A Limited Members (such approval not to be unreasonably withheld or delayed); provided that neither the Company nor any Affiliate of the Company shall qualify as an Eligible Agent, unless approved by all of the Class A Limited Members.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Note” has the meaning set forth in the Recitals.

“Existing Parent Credit Facility” has the meaning set forth in the definition of “Parent Applicable Credit Facility”.

“Expenses” means any and all costs, liabilities, obligations, losses, damages, penalties, interest, Taxes, claims (including, but not limited to negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), actions, suits, costs, expenses, and disbursements (including, without duplication, reasonable legal fees and expenses).

“Fee Letters” means one or more fee letter agreements by and between the Company and certain Class A Limited Members or their applicable Affiliates.

“Fiber Assets” means fiber optic cable assets and related accessories, installations and improvements and any rights with respect to such fiber optic cable assets and related accessories, installations and improvements pursuant to a Fiber License Agreement (provided that, for the avoidance of doubt, a Fiber License Agreement is a Fiber Asset).

“Fiber License Agreement” means any agreement or instrument with a similar subject matter and providing substantially similar terms as to any Southwestern Bell Fiber Agreement.

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals (other than appeals to the United States Supreme Court) by either party to the action have been exhausted or the time for filing such appeals has expired, (b) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding entered into in accordance with this Agreement, (c) the expiration of the time for instituting suit with respect to the claimed deficiency or (d) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

“FIRPTA Withholding Certificate” has the meaning set forth in Section 4.2.

“First Fiber Contribution” has the meaning set forth in the definition of “Permitted Assets”.

“First Fiber Contribution Agreements” means the contribution agreements and any other agreements effecting the First Fiber Contribution, including (a) that certain Contribution Agreement, dated as of December 1, 2020, by and among Southwest Supply, AT&T Fiber Leasing and Southwestern Bell, (b) that certain Contribution Agreement, dated as of December 1, 2020, by and among Southwestern Bell, the Managing Member and AT&T Fiber Leasing and (c) that certain Contribution Agreement, dated as of December 1, 2020, by and among the Managing Member, the Company and AT&T Fiber Leasing.

“Fiscal Quarter” means each three-month period ending on the last day of December, March, June and September (or a period commencing on the day after the last day of the prior Fiscal Quarter and ending on the date of a final distribution pursuant to Section 13).

“Fiscal Year” means an annual accounting period ending December 31 of each year during the term of the Company; provided, however, that the last such Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed. To the extent any provision hereof provides for an action to be taken or any computation to be made on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the first or final Fiscal Year to reflect that such period is less than a full calendar year period.

“Fitch” means Fitch Ratings, a majority-owned subsidiary of Fimalac, S.A., or its successor.

“Flow-Through Entity” has the meaning set forth in Section 8.1(b).

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any Property contributed (or deemed contributed) by a Member to the Company shall be the gross fair market value of such asset as agreed to by such contributing Member and the Managing Member;

(b) the Gross Asset Values of all items of Property shall be adjusted to equal their respective fair market value as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company, (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) and (iv) any other time specified in Regulations Section 1.704-1(b)(2)(iv)(f)(5);

(c) the Gross Asset Value of any item of Property distributed to any Member shall be adjusted to equal the fair market value of such item on the date of distribution; and

(d) the Gross Asset Value of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), subparagraph (f) of the definition of “Profits” and “Losses” and Section 3.2(a); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Value of an item of Property has been determined or adjusted pursuant to subparagraph (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Indebtedness” means, with respect to a specified Person, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as leases, including Capital Lease Obligations, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease, or otherwise acquire for value any partnership interests of such Person, and (h) all Indebtedness referred to in clauses (a) through (g) above guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (D) otherwise to assure clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for payment of such Indebtedness; provided, however, that in no event shall Indebtedness include (x) subject to the second last paragraph of Section 5.4(c), any advances to the Company under the AT&T Cash Management System or (y) trade payables incurred in the ordinary course of business.

“Independent Manager” means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by Corporation Service Company, CT Corporation, TMF Group New York LLC, National Registered Agents, Inc., Global Securitization Services, LLC, Stewart Management Company, Wilmington Trust, or, if none of those companies is then providing professional independent managers, another nationally-recognized company, in each case that is not an Affiliate of the Company and that provides professional independent managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and shall not while serving as Independent Manager be, any of the following:

(a) a member, partner, equityholder (except for publicly traded shares of any direct or indirect parent of the Company), manager, director, officer or employee of the Company, the Member or any of their respective equityholders or Affiliates (other than as an Independent Manager of the Company or an Affiliate of the Company that is not in the direct chain of ownership of the Company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Manager is employed by a company that routinely provides professional independent managers in the ordinary course of its business);

(b) a creditor (except for publicly traded debt of any direct or indirect parent of the Company), supplier or service provider (including provider of professional services) to the Company, or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or managers and other corporate services to the Company or any of its equityholders or Affiliates in the ordinary course of its business);

(c) a family member of any member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider referred to in (a) or (b) above; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Manager (or independent manager or director of a “special purpose entity” which is an Affiliate of the Company) shall be qualified to serve as an Independent Manager of the Company, provided that the fees that such individual earns from serving as Independent Manager (or independent manager or director of any Affiliate of the Company) in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Independent Manager Management Agreement” means the agreement of the Independent Managers substantially in the form of Exhibit F attached hereto, as amended. The Independent Manager Management Agreement is deemed incorporated into, and a part of, this Agreement.

“Initial Class A Limited Member Subsidiary” has the meaning set forth in the definition of “Class A Mandatory Remarketing Agents”.

“Initial Class A Limited Members” means MUFG Bank, Ltd., New York Branch and Wells Fargo Bank, N.A.

“Initial Class A-2 Limited Members” has the meaning set forth in the Recitals.

“Initial Contribution Agreement” means that certain Contribution Agreement, dated as of September 29, 2020, by and between the Company and the Managing Member;

“Interim Demand Note” has the meaning set forth in the Recitals.

“Investment Company Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder.

“Involuntary Bankruptcy” means, with respect to any Person, without the consent of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such Person, which petition shall not be dismissed within sixty (60) days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or Liquidator of such Person or of all or any substantial part of the property of such Person, which order shall not be dismissed within sixty (60) days. The foregoing is intended to supersede and replace the events listed in Sections 18-101 and 18-304 of the Act with respect to any Member.

“IRS” means the U.S. Internal Revenue Service.

“Keep Well Agreements” means each of that certain Keep Well Agreement, dated September 29, 2020 (as amended), between Southwestern Bell and Southwest Supply and that certain Keep Well Agreement, dated September 29, 2020 between BellSouth Telecommunications, LLC and AT&T Southeast Supply, LLC, and such additional Keep Well Agreements, substantially in the form of Exhibit C attached hereto, as may be entered into by a Keep Well Parent and a Borrower in connection with any Secured Notes contributed to the Company from time to time.

“Keep Well Parents” shall mean Southwestern Bell and BellSouth Telecommunications, LLC.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, including the lien or retained security title of a conditional vendor.

“Liquidation Event” has the meaning set forth in Section 13.1(a).

“Liquidation Event Notice” has the meaning set forth in Section 14.2.

“Liquidation Period” has the meaning set forth in Section 13.5.

“Liquidation Period Guaranteed Payment Date” means each February 1, May 1, August 1 and November 1 occurring during the Liquidation Period and on the date on which all of the assets of the Company are distributed to the Members.

“Liquidator” has the meaning set forth in Section 13.8(a).

“Losses” has the meaning set forth in the definition of “Profits” and “Losses”.

“Managing Member” means AT&T Fiber Investment Holdings, LLC and thereafter means any Person designated as the Managing Member pursuant to Section 5.7, each in its capacity as the manager of the Company.

“Material Action” means to (a) consolidate or merge the Company with or into any Person, (b) sell, convey, transfer, assign, sublease, encumber or otherwise hypothecate or dispose of the Company’s interest in and to (i) all or substantially all of its assets (except for the transactions expressly contemplated herein or in the other Transaction Documents) or (ii) any Property, unless following such sale, conveyance, transfer, assignment, sublease, encumbrance, hypothecation or disposition, the Company would be in compliance with each of the Portfolio Requirements, (c) commence any case, proceeding or other action on behalf of the Company under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization, relief from debts or the protection of debtors generally, (d) institute proceedings to have the Company be adjudicated bankrupt or insolvent, (e) consent to or in any way participate in the institution of bankruptcy or insolvency proceedings against the Company, (f) file a petition seeking, or consent to, reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief with respect to the Company or its debts under any applicable federal or state law relating to bankruptcy or insolvency, (g) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (h) make any assignment for the benefit of creditors of the Company, (i) admit in writing the Company’s inability to pay its debts generally as they become due, (j) take any action in furtherance of any such action or (k) to the fullest extent permitted by law, dissolve or liquidate the Company.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (a) the business, operations, properties or financial condition of such Person and its Subsidiaries taken as a whole, (b) the ability of such Person to perform its payment obligations under this Agreement or any of the Transaction Documents to which it is a party, (c) the ability of the Company to make distributions of the Class A Limited Member Preferred Return to the Class A Limited Members on each Class A Distribution Date or (d) any of the material rights or remedies available against such Person under this Agreement or any of the Transaction Documents to which such Person is a party.

“Material Affiliate” means, in the case of the Managing Member or the Parent Company, any Parent Company Entity that is a party to any Transaction Document, provided, that, no Borrower shall be a Material Affiliate as a consequence of being party to a Secured Note or Keep Well Agreement.

“Member” means a Class A Limited Member or a Class B Common Member. A Member is a “member” of the Company for purposes of the Act.

“Member Indemnitee” has the meaning set forth in Section 6.7(a)(i).

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest” means any limited liability company interest in the Company authorized by Section 2.1(a) representing the Capital Contributions made by a Member or its predecessors in interest, and including, except as set forth in Section 11.5, any and all benefits to which the holder of such an interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. Each Membership Interest and a certificate, if any, representing such interest shall constitute a “security” within the meaning of (a) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Delaware and New York and (b) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws (as amended in 1999 by the American Law Institute and the National Conference of Commissioners on Uniform State Laws). In its capacity as issuer of the “securities” constituting Membership Interests, the “issuer’s jurisdiction” (within the meaning of Section 8-110(d) of the Uniform Commercial Code) is the State of Delaware.

“Membership Registry” has the meaning set forth in Section 2.1(b).

“Merger Agreement” has the meaning set forth in the Recitals.

“Moody’s” means Moody’s Investor Service, Inc. or its successor.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Notice Event” has the meaning set forth in Section 14.1.

“OFAC” means Office of Foreign Assets Control of the US Department of the Treasury.

“Officers” has the meaning set forth in Section 5.9(a).

“Original LLC Agreement” has the meaning set forth in the Recitals.

“Parent Applicable Credit Facility” means, for purposes of calculating the Class A Failed Mandatory Remarketing Rate, (a) the $12,000,000,000 Amended and Restated Credit Agreement, dated as of November 18, 2022 (the “Existing Parent Credit Facility”), among Parent Company, the lenders named thereto and Citibank, N.A., as administrative agent, as such facility may be amended, restated, refinanced or replaced from time to time so long as such facility as amended, restated, refinanced or replaced is widely syndicated and with similar tenor to the Existing Parent Credit Facility, and (b) if no such facility exists, the most widely syndicated unsecured floating-rate credit facility of Parent Company as of the date of the corresponding Class A Failed Mandatory Remarketing having a tenor similar to the Existing Parent Credit Facility.

“Parent Company” means AT&T Inc.

“Parent Company Entity” means Parent Company or any of its Subsidiaries (other than the Company).

“Paying Agency Agreement” means that certain Paying Agency Agreement to be entered into by and between the Company and the Paying Agent.

“Paying Agent” means The Bank of New York Mellon Trust Company, N.A.

“Permitted Assets” means: (a) one or more Demand Notes, (b) the Contributed Notes, (c) cash and Cash Equivalents, (d) Fiber Assets, except that, if the manner and structure of contributing such Fiber Assets is materially different from the manner and structure of the first contribution of Fiber Assets made pursuant to this Agreement (the “First Fiber Contribution”) (provided that, if a contribution of Fiber Assets is made pursuant to one or more agreements with terms that, when taken as a whole, are substantially similar to those contained in the First Fiber Contribution Agreements, then such contribution of Fiber Assets shall be deemed to not be materially different from the manner and structure of the First Fiber Contribution), then such contribution shall be on terms and conditions reasonably acceptable to the Initial Class A Limited Members and the Managing Member; and (e) equity interests in one or more wholly owned Subsidiaries, the assets of which consist of the assets described in one or more of clauses (a) through (d) hereto and other immaterial related assets (a “Permitted Subsidiary”); provided that, with respect to clause (b), a Contributed Note shall no longer be taken into account in determining whether the Portfolio Requirements have been satisfied if the Borrower under such Contributed Note or the Keep Well Parent supporting such Borrower under the relevant Keep Well Agreement is no longer an Affiliate of the Company.

“Permitted Business” means (a) providing debt financing to Parent Company evidenced by Demand Notes (and possessing and exercising the rights and remedies attendant thereto), (b) directly or indirectly acquiring, distributing, leasing, operating and owning Permitted Assets and owning assets that were Permitted Assets at the time contributed and (c) engaging in other activities incidental to the foregoing, in the case of each of the foregoing clauses (a) through (c) on such terms as determined by the Managing Member in its reasonable discretion and in accordance with this Agreement, the other Transaction Documents and applicable law.

“Permitted Subsidiary” has the meaning set forth in the definition of “Permitted Assets”.

“Permitted Transfer” has the meaning set forth in Section 11.2(d).

“Permitted Transferee” has the meaning set forth in Section 11.2(d).

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, or other entity.

“Portfolio Compliance Certificate” means a written certificate of the Managing Member signed by a Responsible Officer stating that (a) as of the date stated therein and for the period covered thereby, the Permitted Assets held by the Company satisfied the Portfolio Requirements (showing in reasonable detail calculations reasonably necessary to determine such compliance) and (b) identifying any asset held by the Company or any of its Subsidiaries that is not a Permitted Asset.

“Portfolio Requirements” has the meaning set forth in Section 5.8.

“Preferred Return Distributions” means distributions under Section 4.1(a).

“Prior Note” has the meaning set forth in the Recitals.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any item of Property is adjusted pursuant to subparagraph (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of any Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the item of Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of “Depreciation”;

(f) to the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 3.2 or Section 3.3 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 3.2 or Section 3.3 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Property” means all real and personal property held or acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“PTP” means a “publicly traded partnership,” as defined in Code Section 7704, taxable as a corporation for U.S. federal income tax purposes.

“Reconstitution Period” has the meaning set forth in Section 13.1(b).

“Reference Corporate Dealer” means a leading dealer of publicly traded debt securities selected by the Managing Member, which dealer shall be a Qualified Institutional Buyer (as defined in Rule 144A under the Securities Act).

“Regulations” means the Treasury Regulations promulgated under the Code.

“Regulatory Allocations” has the meaning set forth in Section 3.3.

“Remarketing Benchmark Rate” means the rate specified by the Managing Member to the Class A Mandatory Remarketing Agents in connection with any Class A Mandatory Remarketing in which the Managing Member has requested Bids for a floating Class A Preferred Return Rate.

“Representatives” has the meaning set forth in Section 6.8(a).

“Required Class A Limited Members” means the holder or holders of more than fifty percent (50%) of any outstanding Class A Limited Membership Interests entitled to vote hereunder. If, at any relevant time, some but not all of the outstanding Class A Limited Membership Interests are owned by the Parent Company or any of its Affiliates, then in determining whether holders of the requisite percentage of the Class A Limited Membership Interests have given any request, demand, authorization, direction, notice, consent, or waiver hereunder, the Class A Limited Membership Interests owned by the Parent Company or any of its Affiliates shall be disregarded and deemed not to be outstanding.

“Responsible Officer” means an officer of Parent Company or one of its Affiliates familiar with the financial affairs of the Company.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. or its successor.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of Commerce, OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Secondary Purchase Agreement” means an agreement containing customary terms and conditions to be dated as of the applicable Class A Reset Date (or such other date permitted by applicable law) among the Company, the Selling Class A Holders, the Class A Mandatory Remarketing Agents, and the Secondary Purchasers (selected in the manner provided in Section 7.1(c)) providing for the purchase of the Class A Limited Membership Interests by the Secondary Purchasers; provided, however, that (a) the only representations by a holder will be regarding such holder’s good and marketable title to the Class A Limited Membership Interests and (b) the only obligation of a Selling Class A Holder shall be to sell the Class A Limited Membership Interests pursuant to a successful Class A Mandatory Remarketing.

“Secondary Purchasers” has the meaning set forth in Section 7.1(c)(iii).

“Secured Notes” means the Exchange Note and any of those certain Secured Promissory Notes, substantially in the form of Exhibit B attached hereto, each issued by the applicable Borrower in favor of the Managing Member or the Company, secured by Fiber Assets owned by the relevant Borrower obligors (which shall be substantially similar to the Fiber Assets underlying the Contributed Notes as of the date hereof with respect to the type and nature of such assets, taken as a whole) (the “Contributed Fiber Assets”).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Selling Class A Holders” has the meaning set forth in Section 7.1(c)(iv).

“Signature Law” has the meaning set forth in Section 17.10.

“Southwest Supply” means AT&T Southwest Supply, LLC, a Delaware limited liability company.

“Southwestern Bell” has the meaning set forth in the Recitals.

“Southwestern Bell Fiber Agreements” means, collectively, (a) that certain Fiber Asset License Agreement, dated as of December 1, 2020 (together with all schedules and other ancillary documents thereto, as amended from time to time “Southwestern Bell Fiber License”), by and among the Company, Southwestern Bell and Southwest Supply, (b) the 2023 Fiber License (together with all schedules and other ancillary documents thereto, as amended from time to time “2023 Southwestern Bell Fiber License”), (c) those portions of that certain Master Lease Terms and Conditions, dated as of February 1, 2014 (together with all schedules and other ancillary documents thereto, as amended from time to time, “Southwestern Bell Master Lease”), by and between Southwest Supply, as lessor and Southwestern Bell, as lessee, contributed and assigned to the Company or its Subsidiaries and (d) all agreements, instruments and other documents related to the transactions contemplated in the Southwestern Bell Fiber License, 2023 Southwestern Bell Fiber License and the Southwestern Bell Master Lease.

“Southwestern Bell Fiber License” has the meaning set forth in the definition of “Southwestern Bell Fiber Agreements”.

“Southwestern Bell Master Lease” has the meaning set forth in the definition of “Southwestern Bell Fiber Agreements”.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which such Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding shares of capital stock or equity interests entitling such Person, directly or indirectly, to elect a majority of the directors of such corporation, association or other business entity or to otherwise control the management of such Person.

“Substitution Transaction” has the meaning set forth in Section 2.2.

“Tax Matters Representative” has the meaning set forth in Section 9.4(a).

“Taxes” means any and all taxes (including net income, gross income, franchise, ad valorem, gross receipts, sales, use, property, and stamp taxes), and any and all levies, imposts, duties, charges, assessments, or withholdings in the nature of a tax, now existing or hereafter created or adopted, together with any and all penalties, fines, additions to tax, and interest thereon.

“Three Month Period” means each period commencing on each February 2, May 2, August 2 and November 2 and ending on (and including) May 1, August 1, November 1 and February 1, respectively (or on the date of a final distribution pursuant to Section 13).

“Transaction Documents” means, collectively, this Agreement, the Secured Notes, the Keep Well Agreements, the Class A-1 Subscription Agreement, the Class A-2 Subscription Agreement, the Initial Contribution Agreement, the Fee Letters, the Independent Manager Management Agreement, the Demand Notes, the Merger Agreement, the First Fiber Contribution Agreements and 2023 Fiber Contribution Agreements to which the Company is a party, any other contribution agreements or other agreements effecting Capital Contributions and any Southwestern Bell Fiber Agreement or other Fiber License Agreement to which the Company or any Subsidiary thereof is a party. Each of such documents shall constitute a “Transaction Document” at such time as such document is executed and delivered by all of the necessary parties thereto.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, exchange, any instrument that seeks to transfer an economic interest, or other disposition, and any hypothecation, pledge or other encumbrance, and, as a verb, voluntarily or involuntarily to transfer, sell, exchange, enter into any instrument that seeks to transfer an economic interest, or otherwise dispose of, and, except when used in reference to any Membership Interest, to hypothecate, pledge or otherwise encumber. The word “Transferred” has a meaning correlative thereto. The term “Transfer” shall include the use of a participation, derivative (such as a total return swap, credit linked note or credit default swap), financial instrument or similar contract the value of which is determined in whole or in part by reference to some or all of the Class A Limited Membership Interests for the purpose of either (a) transferring the benefit of gain and/or risk of loss on such Class A Limited Membership Interests or (b) hedging such Class A Limited Membership Interests; provided, for the avoidance of doubt, that interest rate or currency hedges and credit default swaps referencing Affiliates of the Company shall not be deemed to be Transfers hereunder.

“U.S. Net Taxpayer Members” has the meaning set forth in Section 4.2.

“United States” means the United States of America.

“Unrecovered Capital” means, for any Member, as of any date, the positive remainder, if any, of the Capital Contributions of such Member to the Company, less the amount of cash distributions in respect of such Capital Contributions (excluding any distributions of the Class A Limited Member Preferred Return), plus in the case of any Class A Limited Member, any accrued but undistributed Class A Limited Member Preferred Return through the applicable date. For the avoidance of doubt, (a) distributions to a Member under Section 4 will not be treated as in respect of such Member’s Capital Contributions and (b) any accrued but undistributed Class A Limited Member Preferred Return as of any Class A Distribution Date shall be added to the Unrecovered Capital as of such Class A Distribution Date.

“Valuation Firm” has the meaning set forth in Section 5.5(f).

“Valuation Report” has the meaning set forth in Section 5.5(f).

“Value” means with respect to (a) the Contributed Notes, the aggregate principal amount thereof less the amount of any Collateral Shortfall (as defined in the Contributed Notes), (b) the Demand Notes, the aggregate principal amount thereof and all accrued but unpaid interest thereon, (c) cash and Cash Equivalents, the face value thereof and (d) Fiber Assets, an amount equal to the product of (x) 1.6 and (y) the gross book value of the applicable fiber optic cable assets and related accessories and installations and any improvements in the consolidated books and records of Parent Company from time to time.

“Voluntary Bankruptcy” means, with respect to any Person, (a) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or (c) action taken by such Person to authorize any of the actions set forth above.

“Winning Bid” has the meaning set forth in Section 7.1(c)(ii)(5).

“Winning Bid Rate” has the meaning set forth in Section 7.1(c)(ii)(5).

1.12 Other Terms. Unless the context shall require otherwise:

(a) the definitions contained in this Agreement are applicable to the singular and the plural forms of such terms and to the masculine, feminine and neuter genders of such terms, and correlative forms of such terms have corresponding meanings;

(b) reference to “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”;

(c) reference in this Agreement to “herein,” “hereby,” “hereof,” or “hereunder,” or any similar formulation, shall be deemed to refer to this Agreement as a whole and not to any particular provisions of this Agreement;

(d) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced;

(e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein);

(f) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(g) the term “or” is used in its inclusive sense (“and/or”); and

(h) all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context requires otherwise.

SECTION 2

MEMBERS’ CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

2.1 Capital Contributions.

(a) The Company is authorized to issue two (2) classes of Membership Interests. One such class of voting, participating Membership Interests shall be designated as the “Class B Common Membership Interests,” and the other class shall be a class of non-voting, non-participating Membership Interests, which shall consist of two (2) series designated as the “Class A-1 Limited Membership Interests” and the “Class A-2 Limited Membership Interests”. The Managing Member and each other Member acknowledges and agrees hereby that all Class A Limited Membership Interests shall rank, with respect to all distributions by the Company and rights on liquidation, dissolution or winding up of the Company and as otherwise provided in this Agreement, (i) senior to Class B Common Membership Interests and any other limited liability interests in the Company in all respects and (ii) pari passu in respect of each other Class A Limited Membership Interest in all respects (with the Class A Limited Member Preferred Return to be paid ratably). For the avoidance of doubt, the parties hereto agree that, except as provided in Section 5.5(e), all Class A Limited Membership Interests of any class or series shall have identical rights and obligations hereunder, other than in respect of their applicable Class A Preferred Return Rates.

(b) The name, mailing address and the Membership Interests of each Member shall be as set forth on Schedule A (the “Membership Registry”). As of the date of this Agreement, each Member has made such Capital Contributions to the Company as is set forth opposite such Member’s name on the Membership Registry. In return for such Capital Contributions, the Company has issued to each of the Members the Membership Interests set forth opposite such Member’s name on the Membership Registry. The Managing Member shall update the Membership Registry from time to time to reflect the addition, substitution, withdrawal or resignation of any Member and otherwise as necessary to reflect changes to the information therein. An update to the Membership Registry made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Following reasonable request by a Member, the Managing Member shall provide such Member a copy of the then-current Membership Registry. Any reference in this Agreement to the Membership Registry shall be deemed a reference to the Membership Registry as amended and in effect from time to time. All Membership Interests shall be represented by certificates in the forms of Exhibit E-1, Exhibit E-2 or Exhibit E-3 attached hereto and the Managing Member is expressly authorized to execute such certificates on behalf of the Company and to deliver such certificates to each Member.

(c) For the avoidance of doubt, and as indicated on the Membership Registry, the Managing Member is the only Class B Common Member of the Company as of the date of this Agreement.

2.2 Additional Contributions. No Member will be required to make any additional Capital Contributions, unless a Member has agreed to make an additional Capital Contribution and unless agreed upon by the Managing Member. Any Class B Common Member or any of its Affiliates may contribute from time to time such additional cash or other property as it may determine; provided, however, that (a) any Capital Contribution made by any Class B Common Member or any of its Affiliates pursuant to this Section 2.2 shall consist of Permitted Assets, (b) the Company shall, after giving effect to the additional contribution, satisfy each of the Portfolio Requirements and (c) in the case of a Capital Contribution or series of related Capital Contributions that is for the purpose of replacing or substituting any Permitted Asset held by the Company or any of its Subsidiaries, other than a Capital Contribution of cash, Cash Equivalents or Demand Notes (a “Substitution Transaction”), the applicable Class B Common Member or Affiliate will cause to be delivered opinions of counsel addressed to the Class A Limited Members with respect to all transactions contemplated by and agreements related to the Substitution Transaction, such opinions of counsel to be in form and substance substantially similar to those delivered in connection with the Capital Contributions made on or prior to the date of the First Fiber Contribution; provided that the requirement to deliver opinions set forth in this clause (c) shall only apply in any of the following cases: (i) with respect to the contribution of Fiber Assets located in any state or Contributed Notes with Fiber Assets serving as collateral for such Contributed Notes located in such state, the aggregate Value of such contributed Fiber Assets or Contributed Notes (reflecting for any Contributed Notes with Fiber Assets collateral located in multiple states, the pro rata Value of such Contributed Notes corresponding to the Fiber Assets located in such state) together with the aggregate Value of all other contributed Fiber Assets located in that state and Contributed Notes with Fiber Assets collateral located in such state (reflecting for any Contributed Notes with Fiber Assets collateral located in multiple states, the pro rata Value of such Contributed Notes corresponding to the Fiber Assets located in such state), in each case contributed after the date of the First Fiber Contribution, is equal to or greater than five hundred million Dollars ($500,000,000), (ii) the Substitution Transaction consists of Fiber Assets located in a state in which none of the Fiber Assets previously contributed in a transaction in which such legal opinions were delivered to the Class A Limited Members have been located or (iii) the parties to the Substitution Transaction include a party that has not been a party to any prior Capital Contributions in a transaction in which such legal opinions were delivered to the Class A Limited Members (other than a newly formed entity which was formed in connection with such Substitution Transaction). Any opinion required to be delivered pursuant to this clause (c) may be from an employee of the Parent Company or any of its Affiliates.

2.3 Other Matters; Capital Accounts.

(a) Except as otherwise provided in Sections 4, 7, 11 and 13, or in the Act, no Member shall demand or receive a return of its Capital Contributions or withdraw from the Company without the consent of all Members. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive Property other than cash except as may be specifically provided in this Agreement.

(b) No Member shall receive any interest or draw with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement.

(c) The Members shall not be liable for the debts, liabilities, contracts, or any other obligations of the Company. Except as otherwise provided by mandatory provisions of applicable state law and except with respect to the obligation of the Members to return to the Company a distribution made to any Member in violation of the Act at a time when such Member knew the distribution would violate the Act, such Member shall be liable only to make its Capital Contribution and shall not be required to lend any funds to the Company or, after its Capital Contribution has been made, to make any additional Capital Contributions to the Company.

(d) The Managing Member shall not have any personal liability for the repayment of any Capital Contributions of the Members.

(e) The Capital Account for each Member shall be maintained in accordance with the following provisions:

(i) to each Member’s Capital Account there shall be credited (1) such Member’s Capital Contributions (including any amounts deemed contributed to the Company), (2) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Sections 3.2 or 3.3, and (3) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member;

(ii) to each Member’s Capital Account there shall be debited (1) the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (2) such Member’s distributive share of Losses and any items in the nature of deduction, expense, or loss which are specially allocated to such Member pursuant to Sections 3.2 or 3.3, and (3) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company;

(iii) in the event a Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest; and

(iv) in determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704(b) and the Regulations thereunder, and shall be interpreted and applied in a manner consistent therewith. In the event the Managing Member shall determine in good faith and on a commercially reasonable basis that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the Managing Member may make such modification; provided, however, that the Managing Member shall promptly give each other Member written notice of such modification.

2.4 Additional Issuances. From time to time, the Company shall have the right to issue additional Class A Limited Membership Interests in respect of up to ten billion Dollars ($10,000,000,000) less the aggregate Capital Contributions made pursuant to the Class A-1 Subscription Agreement and Class A-2 Subscription Agreement or other substantially similar agreements, in exchange for additional Capital Contributions pursuant to one or more subscription agreements containing substantially similar terms as those contained in the Class A-1 Subscription Agreement and Class A-2 Subscription Agreement, except that the Class A Preferred Return Rate applicable to such additional Class A Limited Membership Interests may be a different rate from the Class A Preferred Return Rate applicable to the Class A-1 Limited Membership Interests or Class A-2 Limited Membership Interests, and subject to delivery of signed counterpart(s) to this Agreement by the purchasers of such Class A Limited Membership Interests; provided that such additional Capital Contributions (including any such Capital Contributions relating to the issuance of additional Class B Common Membership Interests pursuant to the immediately following sentence) shall be subject to the prior written approval of the Initial Class A Limited Members (such approval not to be unreasonably withheld, conditioned or delayed if such proposed additional Capital Contributions constitute Permitted Assets). Concurrently with the issuance of any such additional Class A Limited Membership Interests, the Company shall issue additional Class B Common Membership Interests to the

Managing Member in such amount as may be required for the total Class B Common Membership Interests to represent 50.1% or more of the equity interests of the Company. Upon any such issuances, the Parent Company shall pay or cause an Affiliate thereof to pay to the Class A Limited Members and/or their applicable Affiliate(s) the fees payable under the applicable Fee Letter in accordance with the terms thereof.

The Company reserves the right to issue one or more additional classes of Membership Interests with rights, privileges, preferences and restrictions junior in all respects to those of the Class A Limited Membership Interests. Each Member hereby agrees to enter into any amendments to this Agreement and the other Transaction Documents as are necessary or appropriate to give effect to the transactions contemplated by the foregoing sentence.

SECTION 3

ALLOCATIONS

3.1 Profits and Losses

(a) After the application of Sections 3.1(b) and 3.2, Profits and Losses for each Allocation Year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such Allocation Year, is as nearly as possible, equal to: (i) the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Values (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such Nonrecourse Liability) and the net assets distributed in accordance with Section 13 to the Members minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain. Subject to the other provisions of this Section 3, an allocation to a Member of a share of Profit or Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Profits or Losses.

(b) To the maximum extent permitted by applicable law, in allocating Profits and Losses for an Allocation Year among the Members in respect of amounts distributed or distributable to a Member (including in a hypothetical distribution described in Section 3.1(a)(i)), the items of income, gain, loss or deduction that are allocated to a Member shall be made in a manner consistent with the sources from which such distributions are required to be made under this Agreement.

(c) The allocation to the Class A Limited Members of the Class A Limited Member Preferred Return shall be characterized as a guaranteed payment under Code Section 707(c), and the corresponding deduction shall be allocated to the Members holding Class B Common Membership Interests pro rata in proportion to their holdings of Class B Common Membership Interests.

3.2 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 3.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 3.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 3.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.2(c) were not in this Agreement.

(d) Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 3.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if Section 3.2(c) and this Section 3.2(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated to the Members holding Class B Common Membership Interests pro rata in proportion to their holdings of Class B Common Membership Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

3.3 Curative Allocations. The allocations set forth in Sections 3.2 and 3.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 3.3. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 3.3, the Managing Member shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

3.4 Loss Limitation. Losses allocated pursuant to Section 3.1 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some, but not all, of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.1, the limitation set forth in this Section 3.4 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

3.5 Other Allocation Rules.

(a) Profits, Losses, and any other items of income, gain, loss, or deduction shall be allocated to the Members pursuant to this Section 3 as of the last day of each Fiscal Year; provided, however, that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of the Company’s assets are adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value” in Section 1.11.

(b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis as determined by the Managing Member using any permissible method under Code Section 706 and the Regulations thereunder.

(c) The Members are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes, except as otherwise required by law.

3.6 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed (or deemed contributed) to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for U.S. federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of “Gross Asset Value”). Such allocation shall be made in any permitted manner determined by the Managing Member, including any remedial or curative allocation methods permitted under Section 704(c) of the Code and the Regulations promulgated thereunder.

In the event the Gross Asset Value of any Property is adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss, and deduction with respect to such Property shall take account of any variation between the adjusted basis of such Property for U.S. federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Such allocation shall be made in any permitted manner determined by the Managing Member, including any remedial or curative allocation methods permitted under Section 704(c) of the Code and the Regulations promulgated thereunder.

Allocations pursuant to this Section 3.6 are solely for purposes of federal, state, and local Taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

SECTION 4

DISTRIBUTIONS

4.1 Amounts Distributed.

(a) Preferred Return Distributions. Except as otherwise provided in Section 13, the Company shall make distributions, as and when declared by the Managing Member, to the Class A Limited Members on each Class A Distribution Date, in an amount equal to the cumulative amount of the Class A Limited Member Preferred Return accrued in respect of the related Class A Distribution Period for each such Class A Limited Member’s Unrecovered Capital. Distributions pursuant to this Section 4.1(a) (including any distributions made subsequent to the Class A Distribution Date on which they were required to be made but prior to the succeeding Class A Distribution Date on which distributions are required to be made) shall be made to the Class A Limited Members of record fifteen (15) days prior to the relevant Class A Distribution Date. In the event that the Managing Member declares a distribution in an amount less than the cumulative Class A Limited Member Preferred Return in respect of a particular Class A Distribution Period, and without limiting any other rights of the Class A Limited Members, the aggregate amount of the distribution shall be allocated between the Class A-1 Limited Membership Interests and the Class A-2 Limited Membership Interests in the same proportion as would have been the case had the full amount been declared and such amount shall be paid to the holders of Class A-1 Limited Membership Interests and Class A-2 Limited Membership Interests, as applicable, pro rata in proportion to such holders’ Unrecovered Capital of such series of Membership Interest. The Company shall make the distributions pursuant to this Section 4.1(a) to the Paying Agent or, at the Company’s option, the Administrative Agent (if any) for the account of the Class A Limited Members, by wire transfer of same day funds in Dollars to such account as the Paying Agent or the Administrative Agent, as applicable, shall have designated in writing to the Company from time to time. The Company shall cause the Paying Agent or the Administrative Agent, as applicable, to promptly thereafter distribute, from funds furnished by the Company, to each Class A Limited Member to such account or accounts as each Class A Limited Member shall have designated in writing to the Paying Agent or the Administrative Agent, as applicable, from time to time, the amount due to such Class A Limited Member pursuant to this Section 4.1(a).

(b) Other Distributions. Any Cash Available for Distribution remaining after any distribution required pursuant to Section 4.1(a) or Section 13 to the Class A Limited Members has been made may be distributed by the Company to the Class B Common Members in such amounts as determined by the Managing Member, provided that (i) all distributions of the Class A Limited Member Preferred Return for all prior Class A Distribution Dates have been made, (ii) the Company will be in compliance with the Portfolio Requirements after giving effect to such distribution, (iii) a Notice Event described in Section 14.1(a) has not occurred, (iv) neither the Company nor the Managing Member is in breach of its obligations under this Agreement in any material respect, which breach remains uncured, and (v) any such permitted distribution is made promptly after the declaration thereof.

(c) Source of Distributions. Distributions pursuant to Sections 4.1(a) and 4.1(b) shall be made: (x) first, from cash attributable to income received in respect of the Demand Notes, (y) second, from cash attributable to income received in respect of the Contributed Notes and (z) last from any other sources not described in clauses (x) or (y) (including, for the avoidance of doubt, cash attributable to income in respect of the Fiber Assets).

(d) Limitation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its Membership Interests if such distribution would violate the Act or other applicable law.

4.2 Tax Withholding. All payments and allocations to be made hereunder to the Members shall be made without setoff or counterclaim and free and clear of, and without any deduction or withholding for, any Taxes, unless otherwise required by law. The Company agrees not to withhold on Preferred Return Distributions to Members (such Members, “U.S. Net Taxpayer Members”) that have provided the Company with a true, correct and complete (a) IRS Form W-9 (excluding an IRS Form W-9 indicating that backup withholding is required) or (b) IRS Form W-8ECI, except as provided below. However, if the Company determines, in its reasonable discretion exercised in good faith based on advice of its tax advisor and after providing ten (10) Business Days’ written notice (to the extent reasonably practicable, and otherwise as promptly as reasonably practicable) to the affected Class A Limited Members (and considering in good faith any comments promptly provided by such Class A Limited Members), that any Taxes are required to be withheld under applicable law from any amounts distributable, payable or allocable to any Member hereunder (including in connection with any Class A Mandatory Remarketing), the Company or other relevant payor shall be entitled to deduct or withhold such Taxes, shall timely pay such Taxes to the relevant governmental entity in accordance with applicable law and, as soon as practicable after such payment, shall provide to such Member a copy of the receipt issued by such governmental entity or other evidence of such payment reasonably satisfactory to such Member. Prior to making any deduction or withholding from Preferred Return Distributions to a U.S. Net Taxpayer Member, the Company shall provide ten (10) Business Days’ prior written notice to the extent reasonably practicable (and to the extent such notice is not reasonably practicable, shall provide written notice as soon as reasonably practicable) to such Member of the amounts subject to deduction or withholding and the basis for such deduction or withholding and shall provide such Member with a reasonable opportunity to provide forms or other documentation that would eliminate or mitigate such deduction or withholding. The Company shall use commercially reasonable efforts to provide any forms or information to a Member or make any filings, applications or elections to the extent necessary to obtain any available exemptions from, reduction in, or refund of, any deduction or withholding imposed by any taxing authority applicable with respect to amounts distributable, payable or allocable to any Member hereunder. To the extent payments are required to be made by the Company to a governmental entity on behalf of or with respect to a Member in accordance with this Section 4.2 in an amount that exceeds the amount deducted or withheld with respect to such Member, the excess amount shall, at the election of the Managing Member, (i) be applied to and reduce the next distribution(s) otherwise payable to such Member under this Agreement (except to the extent of any payment for penalties attributable to the Company’s gross negligence or willful misconduct) or (ii) be paid by the Member to the Company within thirty (30) days of written notice from the Managing Member requesting indemnification as described below. Any amount withheld pursuant to the Code or any other provision of federal, state or local tax or other law with respect to any distribution or payment to a Member shall be treated as an amount distributed or paid to such Member for all purposes under this Agreement. Each Member (including, for the avoidance of doubt, a former Member) agrees to indemnify the Company in full for any Taxes required to be paid to a governmental entity or regulatory authority in excess of amounts previously withheld by the Company with respect to such Member to the extent such Taxes are specifically attributable to such Member, including any interest, penalties (other than penalties attributable to the Company’s gross negligence or willful misconduct) and reasonable out-of-pocket Expenses associated with such payments. For the avoidance of doubt, the Members agree for purposes of the immediately preceding sentence that failure to withhold under Section 1446 of the Code with respect to Preferred Return Distributions to U.S. Net Taxpayer Members would not constitute gross negligence or willful misconduct under current law. If it is asserted by the IRS that the Company is or was required to withhold tax under Section 1446 of the Code on any Preferred Return Distribution to any U.S. Net Taxpayer Member but (i) failed to do so, or (ii) paid less than the amount required under Section 1446 of the Code or the Regulations thereunder, the applicable Member agrees to cooperate to use commercially reasonable efforts to eliminate, mitigate and reduce any such withholding, any liability of the Company for tax that the Company is asserted to have failed to withhold and any associated penalties. The Managing Member agrees, absent a change in law occurring after the date hereof that would require withholding, that to the extent a Member: (i) provides a certification meeting the requirements under Regulations Section 1.1446(f)-2(b)(3) to establish that a transaction would not result in realized gain to a Member, on which the Company is able to rely to reduce or eliminate any withholding otherwise required by the Company pursuant to Section 1446(f) of the Code and the Regulations thereunder, and (ii) provides a withholding certificate obtained through an application on IRS Form 8288-B or the procedures set forth in Rev. Proc. 2000-35 or any successor forms or procedures thereto, as applicable, (or evidence of the request for a withholding certificate) (a “FIRPTA Withholding Certificate”) reducing or eliminating amounts otherwise required to be withheld or deducted and paid to the IRS, in each case clause (i) and clause (ii), prior to the date of any transaction giving rise to the obligation to withhold or deduct amounts attributable to such Member, the Managing Member shall not withhold or deduct and pay over to the IRS any amount in excess of the amount required to be so withheld or deducted and paid as provided for pursuant to such FIRPTA Withholding Certificate; provided that in the case of a pending request for a FIRPTA Withholding Certificate where the certification described in clause (i) has been provided, the Managing Member shall be entitled to withhold the full amount required to be withheld or deducted, but shall not be entitled to pay over to the IRS any amount until: (a) the issuance of such FIRPTA Withholding Certificate by the IRS and, at such time, shall only pay over to the IRS the amount required to be paid pursuant to such FIRPTA Withholding Certificate or (b) the IRS issues a notice of denial with respect to the request for a FIRPTA Withholding Certificate. For the avoidance of doubt, any amounts withheld or deducted attributable to a Member in excess of the amount required to be paid to the IRS under the preceding sentence shall be payable to such Member. The obligations of an applicable Member under this Section 4.2 shall survive the termination, dissolution, liquidation and winding up of the Company, the withdrawal of any Member or the transfer of any Member’s interest in the Company, and for purposes of this Section 4.2, the Company shall be treated as continuing in existence.

4.3 Limitations on Distributions. The Company shall make no distributions to the Members except (i) as provided in this Section 4 and Section 13, or (ii) to the extent not inconsistent with this Section 4 and Section 13 or with the provisions of any of the other Transaction Documents, as agreed to in writing by all of the Members.

4.4 Distributions and Payments to Members. It is the intent of the Members that no distribution or payment to any Member (including distributions under Section 4.1 and Section 13.2) shall be deemed a return of money or other property in violation of the Act. The payment or distribution of any such money or property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and the Member receiving any such money or property shall not be required to return any such money or property to the Company, any creditor of the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the Company, any other Member or the Managing Member. Any amounts required to be returned under such obligation shall be treated as a permitted additional Capital Contribution pursuant to Section 2.2.

SECTION 5

MANAGEMENT; OPERATIONS

5.1 Authority of the Managing Member. The Managing Member constitutes a “manager” of the Company for purposes of the Act. The Members acknowledge that the Company shall be managed by the Managing Member, in its capacity as a manager of the Company, in accordance with Section 18-402 of the Act and subject to any restrictions set forth in the Certificate of Formation or this Agreement, all powers to control and manage the business and affairs of the Company and to bind the Company shall be exclusively vested in the Managing Member, in such capacity, and the Managing Member may exercise all powers of the Company and do all such lawful acts as are not by applicable law, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions that the Managing Member deems necessary, useful or appropriate for the management and conduct of the Company’s business and affairs and in the pursuit of the purposes of the Company, including delegating the right and authority to take such actions to officers of the Managing Member or any of its Affiliates as are designated by the Managing Member or Officers; provided, however, for the avoidance of doubt, that any Officers shall have the authority on behalf of the Company to enter into this Agreement and the other Transaction Documents or any amendments hereto or thereto or any other document as may be contemplated herein or therein from time to time. Except as otherwise expressly provided for herein, the Members hereby agree to the exercise by the Managing Member of all such powers and rights conferred upon it by the Act with respect to the management and control of the Company. The Managing Member and each such officer and any other “manager,” shall be an “authorized person” on behalf of the Company, as such term is used in the Act.

5.2 Independent Managers.

(a) Subject to Section 5.2(b), the Managing Member may determine at any time in its sole and absolute discretion the number of Independent Managers. The number of Independent Managers as of the date of this Agreement shall be two (2). Each Independent Manager, by accepting his or her appointment, agrees that he or she, solely in his or her capacity as a creditor of the Company on account of any indemnification or other payment owing to such Independent Manager by the Company, shall not acquiesce, petition, consent to or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company. Each Independent Manager designated by the Managing Member shall remain an Independent Manager until a successor is designated or until the Independent Manager’s earlier death, resignation, expulsion or removal. Each Independent Manager must execute and deliver the Independent Manager Management Agreement. Independent Managers need not, and Independent Managers shall not, be Members. The Independent Managers designated by the Managing Member are Bernard J. Angelo and Kevin J. Corrigan.

(b) At any time there are Class A Limited Membership Interests outstanding, the Managing Member shall cause the Company to have at least two (2) Independent Managers who shall be appointed by the Managing Member. No Independent Manager may be removed unless it is for Cause. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Managers shall consider only the interests of the Company, including its creditors and the Class A Limited Members, in acting or otherwise voting on the matters referred to in Sections 5.4(a), 5.4(b) and 5.5(a)(i). To the fullest extent permitted by law, including Section 18-1101(e) of the Act, an Independent Manager shall not be liable to the Company, the Members, the Managing Member or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct or gross negligence. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have accepted his or her appointment as an Independent Manager by executing a counterpart to this Agreement and to the Independent Manager Management Agreement. At any time there are Class A Limited Membership Interests outstanding, in the event of a vacancy in the position of Independent Manager, the Managing Member shall, as soon as practicable, appoint a successor Independent Manager. Any successor Independent Manager shall be reasonably acceptable to the Required Class A Limited Members. All rights, power and authority of the Independent Managers shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the third sentence of this Section 5.2(b), in exercising their rights and performing their duties under this Agreement, any Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company. An Independent Manager is hereby designated as a “manager” within the meaning of Section 18-101(10) of the Act.

5.3 Managing Member and Officer Liability. Except as required by the Act, as otherwise agreed in writing between the Company and any Managing Member or Officer of the Company or as expressly set forth in this Agreement, no Managing Member or Officer shall have any personal liability whatsoever in such Person’s capacity as Managing Member or Officer, as applicable, whether to the Company, to any of the Members, to the creditors of the Company or to any other third party, for the debts, commitments or other obligations of the Company or any losses of the Company. No Managing Member or Officer shall have any fiduciary duty to the Company, any Member or any other Person in such Managing Member or Officer’s capacity as Managing Member or Officer, as applicable, and no Managing Member or Officer shall have any liability to the Company, any Members or any other Person based on any claim of breach of fiduciary duty. Notwithstanding anything to contrary in this Agreement, the provisions of this Agreement to the extent that they restrict or eliminate the duties (including fiduciary duties) and liability of a Managing Member or Officer otherwise existing at law or in equity, are agreed by the Company, each Member and any other Person bound by this Agreement to restrict or eliminate such duties and liabilities of the Managing Member or Officers, as applicable.

5.4 Limitations on the Company’s Activities; Certain Separateness Covenants.

(a) The Managing Member shall not amend, alter, change or repeal Sections 1.1, 1.3, 1.7, 1.8, 1.10, 1.11, 2.2, 4, 5.2, 5.4, 5.5(b), 5.5(c), 6.6, 6.7, 10.1, 11, 13, 17.2, 17.6, 17.7, 17.8, 17.9, 17.13 or 17.15 of this Agreement, in each case, without the unanimous written consent of all Independent Managers. Subject to this Section 5.4, the Managing Member reserves the right to amend, alter, change or repeal any other provisions contained in this Agreement in accordance with and subject to Section 10.

(b) Notwithstanding any provision of this Agreement to the contrary (other than Section 13 and Section 14) and any provision of law that otherwise so empowers the Company, the Managing Member, the Members or any Officer or any other Person, none of the Managing Member, the Members, any Officer or any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Managing Member and all Independent Managers, to take any Material Action; provided, further, that no Material Action may be authorized unless there are at least two (2) Independent Managers then serving in such capacity. The Independent Managers shall be required to consider the interests of the creditors of the Company and the Class A Limited Members when making decisions pertaining to the Company.

(c) At any time there are Class A Limited Membership Interests outstanding, the Company shall, and the Managing Member shall cause the Company to, observe the following separateness covenants and not engage in any action or conduct inconsistent with the following:

(i) act and conduct its business solely in its own name through the Managing Member as agent, or through other agents selected in accordance with this Agreement, including the Officers;

(ii) hold all of its assets in its own name;

(iii) maintain separately its funds, assets and liabilities from the funds, assets and liabilities of any other Person, and not at any time pool or commingle any of its funds, assets or liabilities with the funds, assets and liabilities of any other Person, and not become involved in the day-to-day management of any other Person;

(iv) prepare and maintain complete and correct books, financial records and records of account, (A) separate and distinct from the books, financial records, bank accounts, depository accounts and records of account of any other Person, including any Affiliate, so that the separate assets and liabilities of the Company are separate and readily identifiable as separate and distinct from those of any such other Person and (B) in a manner so that it will not be difficult or costly to segregate, ascertain and otherwise identify the assets and liabilities of the Company as separate and distinct from the assets and liabilities of any other Person, except, in each case, that the Company’s assets and liabilities may be included in a consolidated financial statement of any other Person (as required by applicable accounting principles) if such assets and liabilities also shall be listed on the Company’s own separate balance sheet;

(v) pay all of its liabilities, losses and expenses only out of its own funds and not agree or hold itself out as having agreed to pay liabilities, losses or expenses of any other Person; provided, however, the foregoing shall not require any Member or any Affiliate of such Member to make any additional Capital Contributions to the Company;

(vi) except for additional Capital Contributions made by a Class B Common Member or any of its Affiliates and any other transactions expressly contemplated herein (including pursuant to Section 5.5(d)) or in the other Transaction Documents, maintain an arm’s-length relationship with its Affiliates and not engage in any transaction with any Affiliate except as may be entered into on an arm’s-length basis under written documentation;

(vii) not identify itself as a division or department of any other Person;

(viii) except for the transactions expressly contemplated herein or in the other Transaction Documents, not become primarily or secondarily liable for the debts or obligations of any other Person, whether by guarantee, agreement to purchase assets, agreement to maintain the solvency or otherwise, or advance funds for the payment of expenses or otherwise on behalf of any other Person;

(ix) not hold out its credit as being available to satisfy the debts or obligations of any other Person, whether by guarantee, agreement to purchase assets, agreement to maintain the solvency or otherwise, or make its credit available to advance funds for the payment of expenses or obligations of any other Person except in connection with conducting the Permitted Business;

(x) maintain capital that is not unreasonably small capital under applicable Delaware law in light of its contemplated business operations; provided, however, that the foregoing shall not require any Member or any Affiliate of such Member to make any additional Capital Contributions to the Company;

(xi) at all times conduct transactions between the Company and third parties solely in the name of the Company and as an entity separate and independent from any other Person, including any Affiliate;

(xii) use separate stationery, invoices and checks;

(xiii) cause its representatives, employees and agents to hold themselves out to third parties as representatives, employees or agents, as the case may be, of the Company;

(xiv) except for the transactions expressly contemplated herein or in the other Transaction Documents, not (A) engage in any dissolution, liquidation, consolidation, merger or sale of substantially all of the Company’s assets, (B) dispose of any of the Company’s property or assets (other than by any distribution contemplated or permitted hereunder) or (C) cancel its Certificate of Formation, in each case, without the affirmative vote of all Class A Limited Members;

(xv) not acquire assets or securities, or assume obligations, of any other Person, including any Affiliate, other than any Permitted Assets;

(xvi) not pay from its own funds the obligations of any kind incurred by Parent Company or any of its Affiliates;

(xvii) do all things necessary or appropriate to observe all Delaware limited liability company procedures and formalities and other organizational formalities and to preserve its separate existence, and maintain records of all limited liability company proceedings;

(xviii) not make any loans or advances to any Person (including any Affiliate), except Demand Notes;

(xix) be qualified under applicable law in the states in which its assets are located, if required by applicable law;

(xx) at all times operate and hold itself out to the public as a legal entity separate and distinct from its Members and any other Person (including any Affiliates) and, promptly upon becoming aware of any known misunderstandings regarding its separate and distinct identity, take all necessary action to correct any such known misunderstandings; and

(xxi) file its own tax returns, if any, as may be required under applicable law, to the extent the Company is (1) not part of a consolidated group filing a consolidated return or (2) not treated as a division for tax purposes of another taxpayer, and subject to the rights to contest the payment of taxes set forth herein or in the other Transaction Documents, pay any taxes so required to be paid under applicable law.

At any time there are Class A Limited Membership Interests outstanding, the Company shall ensure, and the Managing Member shall use reasonable best efforts to ensure, that the organizational documents of each Subsidiary of the Company contain separateness provisions substantially similar to those in this Section 5.4(c) and the Company shall cause each such Subsidiary to observe such separateness covenants.

Notwithstanding clauses (c)(iii), (v), (x), (xi), (xii), (xvi) and (xviii) and (xxi) above, the Managing Member may utilize the AT&T Cash Management System, which system the Managing Member represents (i) is the existing cash management system utilized by the Managing Member in the ordinary course of business consistent with past practice for processing payments and collections on behalf of the Managing Member and its Affiliates and (ii) is and shall be operated and maintained in a manner to permit the identification of (1) the payments made and the collections received on behalf of the Company and (2) the obligations and liabilities of the Company to the Members and the obligations and liabilities of the Members to the Company. The Managing Member covenants that (x) any advances to the Company under the AT&T Cash Management System shall be subordinated to any other obligations of the Company (including, for the avoidance of doubt, any obligations of the Company to the Class A Limited Members) and recourse shall be limited to funds of the Company that are available for such purpose and (y) if the aggregate unsettled liabilities or obligations of the Company relating to or resulting from the utilization of the AT&T Cash Management System exceed ten million Dollars ($10,000,000) at any time and remain outstanding for more than 365 days, such excess liabilities and obligations shall be extinguished in their entirety and deemed a Capital Contribution of the Managing Member.

Failure of the Company or the Managing Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members.

5.5 Certain Other Covenants.

(a) The Company shall, and the Managing Member shall cause the Company to, take all actions that may be necessary or appropriate for the (i) preservation and maintenance of the Company’s status as a limited liability company and other material rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if the Managing Member and the Independent Managers unanimously determine that the preservation thereof is no longer desirable in the conduct of the Permitted

Business and that the loss thereof is not disadvantageous in any material respect to the Company; (ii) maintenance and preservation of all of its Property that is used or useful in the conduct of the Permitted Business in good working order and condition, except for ordinary wear and tear or where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (iii) compliance with all applicable laws, rules, regulations and orders, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (iv) payment and discharge, before the same shall become delinquent, all federal and other material taxes, assessments and governmental charges or levies imposed upon the Company or its Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Company shall not be required to pay or discharge any such tax, assessment, charge or levy that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to Property and becomes enforceable against its other creditors; and (v) maintenance of insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by entities engaged in similar businesses and owning similar Properties in the same general areas in which the Company operates; provided, however, that the Company may self-insure to the extent consistent with prudent business practice.

(b) No Member, or any Affiliate of a Member, shall (i) hold itself out, or permit itself to be held out, as having agreed to pay or as being liable for the debts of the Company, guarantee any obligations or debts of the Company, or indemnify any Person or entity for losses resulting therefrom or (ii) identify the Company as a division or department of any Member or Affiliate thereof.

(c) Except as contemplated by this Agreement, without the consent of the Required Class A Limited Members, the Company shall not, and the Managing Member shall not be authorized to, nor shall the Managing Member permit or cause the Company or any of its Subsidiaries to take any of the following actions:

(i) carry on any business other than the Permitted Business;

(ii) cause or permit the Company to incur, assume, guarantee, or otherwise become liable for any Indebtedness;

(iii) cause or permit any Subsidiary of the Company to incur, assume, guarantee, or otherwise become liable for any Indebtedness;

(iv) (A) incur, create or grant any mortgage, pledge or security interest or other Lien material to the Company or any of its Subsidiaries on its Property or assets for the benefit of any other Person, (B) pledge, hypothecate or re-hypothecate its assets (including, for the avoidance of doubt, the Demand Notes) or assets pledged to it or (C) voluntarily enter into an agreement to subordinate the rights of the Company under the Demand Notes or the Contributed Notes (including any collateral securing the same);

(v) adopt or change a significant tax or accounting practice or principle, make any significant tax or accounting election, or adopt any position for purposes of any tax return, in each case, that will have a material adverse effect on any Class A Limited Member (and, in each case, except as required by applicable law or as expressly contemplated by this Agreement);

(vi) issue any Membership Interests or reclassify any Membership Interests into Class A Limited Membership Interests or other Membership Interests having powers, preferences or rights with respect to distributions or redemptions that are senior to or on parity with Class A Limited Membership Interests, other than pursuant to Section 2.4;

(vii) form, acquire or hold any Subsidiary other than AT&T Fiber Leasing or any other Permitted Subsidiary, in each case, with separateness provisions substantially similar to those in this Agreement;

(viii) permit any Subsidiary of the Company to issue any equity interests other than to the Company or a wholly-owned Subsidiary of the Company or, in the case of equity interests of the Company, as expressly permitted by this Agreement;

(ix) repurchase any of the Company’s Membership Interests, other than pursuant to Section 15;

(x) distribute to any Member any asset or property of any kind, or make any other discretionary distribution to any Member, other than as contemplated or permitted by this Agreement (including pursuant to Section 5.5(d)) or any Transaction Document and other than in the course of the liquidation of the Company);

(xi) sell, transfer or dispose of any Demand Note;

(xii) sell, transfer or dispose of any Permitted Assets owned by the Company or any Subsidiary thereof unless following such sale, transfer or disposition, the Company would be in compliance with each of the Portfolio Requirements;

(xiii) merge, consolidate, or engage in any other business consolidation with any Person, except for any such transactions with or among wholly-owned Subsidiaries of the Company;

(xiv) to the fullest extent permitted by law, cause or permit the dissolution, winding up or termination of the Company except as contemplated by this Agreement;

(xv) enter into, amend, terminate or otherwise grant a waiver or forbearance under, any transaction or agreement with a Member or its Affiliates, including any purchase, sale, lease or exchange of property or assets or the rendering of any service, including an amendment or termination of or waiver or forbearance under any Demand Note, Contributed Note or Keep Well Agreement or other Transaction Document (other than one between the Company and a Subsidiary thereof), unless (A) otherwise contemplated or permitted by this Agreement and (B) on terms no less favorable to the Company or its applicable Subsidiaries than could be otherwise obtained in an arm’s-length transaction; provided that, the Company or any of its Subsidiaries may amend or make any other change with respect to any agreement pertaining to Fiber Assets if such change or amendment (x) reflects a corresponding change or amendment made in other agreements between Affiliates of Parent Company governing assets similar to the Fiber Assets, (y) is not adverse to the Company other than to a de minimis extent and (z) the Company provides the Initial Class A Limited Members with a draft of such proposed amendment or other change at least fifteen (15) Business Days prior to effecting such proposed amendment or other change and considers in good faith any comments thereto provided by the Initial Class A Limited Members; and

(xvi) fail to timely perform any of its obligations under the Demand Notes, including any obligation to provide tax forms.

(d) Notwithstanding any other provisions of this Agreement, the Company shall be permitted to distribute any Fiber Assets, Contributed Notes, cash or Cash Equivalents to the Managing Member and the Managing Member shall be permitted to contribute any Permitted Assets to the Company, including any payment pursuant to any Contributed Note; provided, that, the Company will be in compliance with the Portfolio Requirements immediately following such distribution or contribution. Subject to Section 5.5(c), the Company and each of its Subsidiaries shall be permitted to (i) take any action with respect to the Secured Notes as permitted by the terms of the Secured Notes, (ii) take any action with respect to the matters contemplated by the Southwestern Bell Fiber Agreements or any other Fiber License Agreement as permitted by the terms of the Southwestern Bell Fiber Agreements or such other Fiber License Agreement and (iii) take any action reasonably determined to be necessary or advisable to preserve and maintain the operationality of the assets governed by the Southwestern Bell Fiber Agreements or any other Fiber License Agreement. Nothing in this Agreement shall prevent or otherwise limit (x) the Company from making any contribution or other transfer to any wholly owned Subsidiary or (y) any wholly owned Subsidiary of the Company from making any distribution or other transfer to the Company.

(e) Notwithstanding any other provisions of this Agreement, all BHC Members shall be subject to the limitations on voting set forth in this Section 5.5(e). As described further in this Section 5.5(e), if at any time the Class A Limited Membership Interests are deemed to be “voting securities” as defined in 12 CFR 225.2(q)(1), and a BHC Member holds any Class A Limited Membership Interests that would otherwise represent five percent (5%) or more of the outstanding Class A Limited Membership Interests entitled to vote, including on the matters described in Section 5.5(c), such BHC Member may not vote any portion of its Class A Limited Membership Interests in the Company in excess of 4.99% of the outstanding Class A Limited Membership Interests that are entitled to vote. Whenever the vote, consent, or decision (other than a vote, consent or decision pertaining to a matter that would be permitted for “nonvoting securities” as defined in 12 CFR 225.2(q)(1)) of a Class A Limited

Member is required or permitted pursuant to this Agreement, a BHC Member and its Transferees shall not be entitled to participate in such vote or consent, or to make such decision, with respect to the portion of such BHC Member’s and its Transferees interest, collectively, in excess of 4.99% of the outstanding Class A Limited Membership Interests that are entitled to vote, and any such vote, consent or decision shall be tabulated or made as if such BHC Member and its Transferees were not Members with respect to such BHC Member’s or Transferees’ Interest in excess of 4.99% of the total outstanding Class A Limited Membership Interests that are entitled to vote (and with any voting rights up to 4.99% being allocated pro rata among the BHC Member, any “affiliate” (as defined in the BHC Act) of the BHC Member that also holds Class A Limited Membership Interests and any of their Transferees based on their then current holdings of the Class A Limited Membership Interests). Except as provided in this Section 5.5(e), any outstanding Class A Limited Membership Interests of a BHC Member and its Transferees shall be identical to the Class A Limited Membership Interests of the other Members. Any Class A Limited Membership Interests held by a BHC Member and/or its Transferees for which a BHC Member is or was not to vote such Class A Limited Membership Interests pursuant to this Section 5.5(e) shall continue to be subject this Section 5.5(e) notwithstanding any permitted assignment or transfer unless the BHC Member or its Transferee has transferred its Class A Limited Membership Interest to a person that is not an Affiliate of such transferor (i) in a widespread public distribution; (ii) in a transfer in which no transferee (or group of associated transferees) receives two percent (2%) or more of the outstanding Class A Limited Membership Interests entitled to vote; (iii) in a transfer to the Company or (iv) in a transfer to a transferee that controls (as that term is defined in the BHC Act) more than fifty percent (50%) of every outstanding class or series of Membership Interests entitled to vote, not including any outstanding Membership Interests entitled to vote that were transferred by the BHC Member or its Transferees. For purposes of this Section 5.5(e), “Transferees” means any person to which the BHC Member transfers (including by way of a sale, assignment, hypothecation, disposition or other transfer of the legal or beneficial ownership or economic benefits) any of its Class A Limited Membership Interests, and any of their transferees (as so on), in each case, other than a transferee in the circumstances described in (i)-(iv) above.

(f) Collateral Certificate. So long as any Secured Note is outstanding or the Company or any of its Subsidiaries holds any Fiber Assets, an officer of the Managing Member or any of its Affiliates that is familiar with the Contributed Fiber Assets and any other Fiber Assets held by the Company and its Subsidiaries shall deliver a certificate (a “Collateral Certificate”) by each deadline set forth in Section 9.2(b) (or, with respect to the fourth Fiscal Quarter of each year, the deadline set forth in Section 9.2(a); provided that, such Collateral Certificate delivered by the deadline set forth in Section 9.2(a) shall be delivered solely with respect to such fourth Fiscal Quarter and not for the Fiscal Year) (each a “Certification Deadline”) certifying that there has not been a material adverse change, in the aggregate, with respect to the Contributed Fiber Assets underlying the Secured Notes then outstanding and any other Fiber Assets held by the Company and its Subsidiaries with respect to the last day of the quarter preceding the quarter in respect of which the certificate is being delivered, taking into account any changes made in the Contributed Fiber Assets and other Fiber Assets since such quarter end. In the event that a Collateral Certificate is not delivered by any Certification Deadline or the Company or the Managing Member determines that a Collateral Certificate may not be able to be delivered by any Certification Deadline, the Company shall, at its own expense, appoint TAP Advisors LLC or another third party firm with expertise in the valuation of assets similar to the Contributed Fiber Assets and other Fiber Assets held by the Company and its Subsidiaries reasonably acceptable to the Initial Class A Limited Members (the “Valuation Firm”), who shall conduct an independent valuation of the Contributed Fiber Assets underlying the outstanding Secured Notes and other Fiber Assets held by the Company and its Subsidiaries. The results of such valuation (the “Valuation Report”), which shall include the valuation of the Contributed Fiber Assets underlying each outstanding Secured Note and the valuation of the other Fiber Assets held by the Company and each of its Subsidiaries, shall be furnished to the Administrative Agent (or to each Member, if no Administrative Agent is appointed at the time) within three (3) months of the applicable Certification Deadline unless such Valuation Firm determines that, using reasonable best efforts, such Valuation Report cannot be completed by such time, in which case the deadline to produce such Valuation Report shall be extended for no more than one (1) additional month, and the Administrative Agent (if any) shall cause such Valuation Report to be furnished to each Member promptly thereafter.

5.6 Compensation; Expenses.

(a) The Managing Member shall not receive any salary, fee, or draw for services rendered to, or on behalf of, the Company or otherwise in its capacity as a manager of the Company or a Member, nor shall the Managing Member be reimbursed for any Expenses incurred by the Managing Member on behalf of the Company or otherwise in its capacity as a manager of the Company or a Member.

(b) The Managing Member may charge the Company, and shall be reimbursed, for all out-of-pocket documented expenses necessary in connection with the operation of the Company (including paying the fees and expenses to the Independent Managers), provided that (i) all distributions of the Class A Limited Member Preferred Return for all prior Class A Distribution Dates have been made, (ii) the Company will be in compliance with each of the Portfolio Requirements after giving effect to such reimbursement, (iii) the Notice Event described in Section 14.1(a) has not occurred and (iv) neither the Company nor the Managing Member is in breach of its obligations under this Agreement in any material respect. Such reimbursement shall be treated as operating expenses of the Company and shall not be deemed to constitute distributions to any Member of profit, loss, or capital of the Company.

5.7 Withdrawal.

(a) The Managing Member may at any time deliver to the Members written notice of the Managing Member’s intent to withdraw as a manager of the Company (within the meaning of the Act).

(b) In the event that the Managing Member seeks to withdraw as a manager of the Company, the Managing Member shall remain as a manager until a successor manager is appointed. A successor manager shall be appointed by the Managing Member; provided, however, that any such successor shall be an Affiliate of Parent Company (unless a majority of the Class B Common Membership Interests have been Transferred to a Person who is not an Affiliate of Parent Company with the consent of the Required Class A Limited Members pursuant to Section 11.2(a)).

(c) Any withdrawal of the Managing Member as a manager shall not affect the status of such Managing Member as a Member, except to the extent otherwise provided in this Agreement, including Section 11.

Notwithstanding the foregoing, while any Affiliate of Parent Company is the Managing Member, upon any Transfer by the Class B Common Members of all or any portion of the Class B Common Membership Interests to an Affiliate of the Parent Company satisfying the requirements set forth in Section 11.2(a), such Permitted Transferee may, at the election of the Managing Member, succeed to the rights of the Managing Member hereunder to be the manager of the Company (within the meaning of the Act), without obtaining the consent of the Required Class A Limited Members and, in such event, such successor shall be deemed admitted to the Company as a manager (within the meaning of the Act) and shall have all rights of the Managing Member hereunder.

5.8 Portfolio Requirements. So long as any Class A Limited Membership Interests remain outstanding, the Company shall comply with each of the following requirements (the “Portfolio Requirements”):

(a) Asset Coverage. The Company shall hold Permitted Assets such that, at all times, the ratio of (x) the aggregate Value of such Permitted Assets to (y) the sum of (1) the aggregate Unrecovered Capital of the Class A Limited Members plus (2) all Indebtedness and short-term liabilities (excluding any obligations arising from a distribution declared pursuant to Section 4.1(a)) of the Company and its Subsidiaries shall be at least 2:1.

(b) Keep Well Agreements. A Keep Well Agreement shall provide for the financial support of each Borrower that has issued any Secured Note and the rights and obligations of the parties to such Keep Well Agreement thereunder shall be valid, binding and enforceable while such Secured Note is outstanding.

(c) Demand Notes. The Company shall hold Demand Notes such that, at all times, the ratio of the Value of such Demand Notes to the aggregate Unrecovered Capital of the Class A Limited Members shall be at least 1:1.

(d) Parent Rating. The Demand Notes shall be issued by the Parent Company and the Parent Company shall have and maintain an Acceptable Rating.

5.9 Officers.

(a) General. The Company may have such officers as the Managing Member shall from time to time determine (collectively, the “Officers”). Any number of offices may be held by the same Person. Officers need not be Members or residents of the State of Delaware. Nothing contained in this Section 5.9(a) shall be deemed to limit or otherwise abridge any rights or obligations to which the Company or an Officer may be subject pursuant to the terms of any employment, management or other similar agreement.

(b) Appointment of Officers. The Managing Member shall have the sole power to designate Officers. Any Officers so designated shall have such authority and perform such duties as the Managing Member may, from time to time, delegate to them. The Managing Member may assign titles to particular Officers. Each Officer shall hold office for the term for which he or she is elected or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(c) Resignation/Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Subject to the terms of any applicable employment agreement, any Officer may be removed as such, either with or without cause, at any time by the Managing Member.

(d) Titles. The Managing Member may permit any of the Officers of the Company to use additional or alternative titles or job descriptions in furtherance of the Permitted Business. Each Officer shall be deemed for purposes of this Agreement to be acting in his or her capacity as an Officer of the Company notwithstanding the permitted title or titles used by such Person.

SECTION 6

ROLE OF MEMBERS

6.1 Rights or Powers. Other than the rights and powers expressly granted to the Managing Member pursuant to Section 5, the Members, in their capacities as members of the Company, hereby agree not to exercise any right or power to take part in the management or control of the Company or its business and affairs and shall not have any right or power to act for or bind the Company in any way. Without limiting the generality of the foregoing, the Members, in such capacities, have all of the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.

6.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member’s consent or other right that is set forth in this Agreement and as required in the Act.

6.3 Meetings and Consents of the Members.

(a) Meetings of the Members may be called at any time by the Managing Member. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than five (5) Business Days nor more than thirty (30) days prior to the date of such meeting; provided, however, that the Members may agree in writing to a shorter notice period than five (5) Business Days. Members may attend in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting.

(b) For the purpose of determining the Members entitled to attend any meeting of the Members or any adjournment thereof, or provide a consent with respect to any action discussed at such meeting, the Managing Member or the Members requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty (30) days nor less than five (5) Business Days before any such meeting.

(c) Where the vote or consent of the Members is required under this Agreement or the Act, each Member may provide its vote or consent in any manner permitted under the Act. Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or providing consent, or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact or delivered by means of electronic communication. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(d) Each meeting of Members shall be conducted by the Managing Member or such other individual Person as the Managing Member deems appropriate pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate.

(e) Any action that the Members may authorize or take at a meeting may be authorized or taken without a meeting with the affirmative vote or, in the case of Class A Limited Members, consent or approval of, and in a writing or writings signed by, all those Members who would be entitled to notice of the meeting of Members held for that purpose.

6.4 Withdrawal/Resignation. Except as otherwise provided in this Agreement, no Member shall demand or receive a return on or of its Capital Contributions or withdraw or resign as a Member from the Company without the affirmative written consent of the Managing Member and all of the Class A Limited Members. If any Member resigns or withdraws from the Company in breach of this Section 6.4, such resigning or withdrawing Member shall not be entitled to receive any distribution under this Agreement. Under circumstances requiring a return of any Capital Contribution, no Member has the right to receive Property other than cash except as may be specifically provided herein.

6.5 Member Compensation. No Member shall receive any interest, salary, or draw for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in Section 5.6(b). Notwithstanding the foregoing, the parties hereto acknowledge the fees payable pursuant to the applicable Fee Letter.

6.6 Members’ Liability. Except as required by the Act, as otherwise agreed to in writing between the Company and a Member or as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, commitments or other obligations of the Company or for any losses of the Company. The Members shall have no fiduciary duty to the Company, any other

Member or any other Person in such Member’s capacity as a Member, and the Members shall have no liability to the Company, any other Members or any other Person based on any claim of breach of fiduciary duty. Notwithstanding anything to the contrary in this Agreement, the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liability of the Members otherwise existing at law or in equity, are agreed by the Company, each Member and any other Person bound by this Agreement to restrict or eliminate such duties and liabilities of the Members. Each Member, in such Member’s capacity as a Member, shall be liable only to make such Member’s Capital Contributions to the Company as and when required by this Agreement or as otherwise agreed to in writing between the Company and such Member and the other payments required to be made by such Member under the Act, this Agreement or as otherwise agreed to in writing between the Company and such Member; provided, however, that a Member may be required to repay distributions made to it as provided in the Act and Section 4.4.

6.7 Indemnification.

(a) Members.

(i) Subject to Section 6.7(a)(ii), the Company, its receiver or its trustee (in the case of its receiver or trustee, to the extent of Property) shall, to the maximum extent permitted by law, indemnify, save harmless, and pay all Expenses of any Member, and any members, managers, partners, stockholders, officers, directors, employees or agents of such Member (each, a “Member Indemnitee”) relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Member or Member Indemnitee in connection with the business or affairs of the Company, the issuance of any Membership Interests hereunder or any other actions contemplated by this Agreement, including attorneys’ fees incurred by such Member or Member Indemnitee, in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act) as permitted by law; provided, however, that any claim by any Member Indemnitee in its capacity as a Class B Common Member or any Member Indemnitee that is a member, manager, partner, stockholder, officer, director, employee or agent of a Class B Common Member in its capacity as a member, manager, partner, stockholder, officer, director, employee or agent of such Class B Common Member under this Section 6.7(a)(i) shall be subordinated to the claims of the Class A Limited Members under Sections 4.1(a), 13.2(b) and 13.5.

(ii) Section 6.7(a)(i) shall be enforced only to the maximum extent permitted by law and no Member shall be indemnified from any liability for fraud, bad faith, willful misconduct, gross negligence, or a failure to perform in accordance with this Agreement.

(b) Independent Managers.

(i) To the fullest extent permitted by applicable law, no Independent Manager shall be liable to the Company or any other Person who is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Independent Manager in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Independent Manager by this Agreement, except that an Independent Manager shall be liable for any such loss, damage or claim incurred by reason of such Independent Manager’s gross negligence, bad faith or willful misconduct.

(ii) To the fullest extent permitted by applicable law, an Independent Manager shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Independent Manager by reason of any act or omission performed or omitted by such Independent Manager in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Independent Manager by this Agreement, except that no Independent Manager shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Independent Manager by reason of such Independent Manager’s gross negligence, bad faith or willful misconduct with respect to such acts or omissions; provided, however, that the Members and the Managing Member shall not have personal liability on account thereof.

(iii) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by an Independent Manager defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Independent Manager to repay such amount if it shall be determined that the Independent Manager is not entitled to be indemnified as authorized in this Section 6.7(b).

(iv) An Independent Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Independent Manager reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(v) The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Independent Manager to the Company or its members otherwise existing at law or in equity, are agreed by the parties hereto to replace such duties and liabilities of such Independent Manager.

(vi) The foregoing provisions of this Section 6.7(b) shall survive any termination of this Agreement.

6.8 Confidentiality.

(a) Confidentiality Obligations. All information disclosed by the Company or one Member to another Member pursuant to this Agreement shall be the “Confidential Information” of the Company or the disclosing Member, as applicable, for all purposes hereunder. Each Member agrees that, such Member shall, and shall ensure that its Affiliates (which shall not include the Class A Limited Members for this purpose) and its and their respective officers, directors, employees, agents, advisors and representatives (such Affiliates and other representatives, “Representatives”) shall, keep completely confidential (using at least the same standard of care as it uses to protect proprietary or Confidential Information of its own, but in no event less than reasonable care) and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information or materials furnished to it by the Company or another Member (including know-how of the Company or the disclosing Member). The foregoing obligations shall not apply to any information disclosed by the Company or a Member to another Member hereunder to the extent that such information: (i) is or becomes publicly known without breach of this Agreement by the receiving Member or any of its Representatives, (ii) is known to the receiving Member or any of its Representatives prior to the time of disclosure by the Company or the disclosing Member or is independently developed by the receiving Member or any of its Representatives, in either case reasonably corroborated by evidence or (iii) is disclosed to the receiving Member or any of its Representatives by a third party who is, to the knowledge of the receiving Member or such Representative after due inquiry, legally entitled to disclose the same free of any contractual or fiduciary non-disclosure obligations to the Company or the disclosing Member or its Representatives.

(b) Authorized Disclosure. A Member may disclose the Confidential Information belonging to the Company or another Member to the extent such disclosure is reasonably necessary in the following instances: (i) compliance with federal or state law, statute or government rule, regulation or order, stock exchange rule or by regulatory or self-regulatory authorities, government request, court order, subpoena or other process of law, (ii) regulatory filings by or on behalf of the Company necessary for the operation of the Company and the conduct of the Permitted Business, (iii) prosecuting or defending a dispute under this Agreement, (iv) disclosure, in connection with the performance of this Agreement, to Representatives, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 6.8 or (v) disclosure, in connection with a Permitted Transfer, to any prospective transferee in respect of such Permitted Transfer, each of whom must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 6.8.

(c) Confidentiality of Agreement Terms. The Members acknowledge that the terms of this Agreement and each Transaction Document shall be treated as Confidential Information of the Company and each of the Members, and shall not be disclosed except as permitted under this Section 6.8. Notwithstanding the foregoing and without limiting the disclosures permitted by Section 6.8(b), the Parent Company may disclose this Agreement and the other Transaction Documents and the material terms hereof and thereof. Notwithstanding anything to the contrary in this Agreement, the Parent Company may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made by the Parent Company in accordance with this Agreement.

6.9 Partition. While the Company remains in effect or is continued and prior to the occurrence of a Liquidation Event, each Member and Independent Manager agrees not to have any Property partitioned or file a complaint or institute any suit, action, or proceeding at law or in equity to have any Property partitioned, and each Member and Independent Manager, on behalf of itself, its successors, and its assigns hereby waives any such right.

6.10 Transactions Between a Member and the Company.

(a) Except as otherwise provided by applicable law, any Member may, but shall not be obligated to, transact the business contemplated by the Transaction Documents with the Company and have the same rights and obligations when transacting such business with the Company as a Person or entity who is not a Member. A Member, any Affiliate thereof or an employee, stockholder, agent, director, manager, or officer of a Member or any Affiliate thereof, may also be an employee or a manager of the Company.

(b) Except as contemplated by the Transaction Documents, no Member shall, or shall permit its Affiliates to, guarantee any liabilities of the Company or become obligated on, or hold itself out as being obligated or available to satisfy, any liabilities of the Company.

SECTION 7

PREFERRED RETURN RESETS AND REMARKETINGS

7.1 Class A Preferred Return Rate Reset.

(a) In General. The Class A Preferred Return Rate is subject to reset as provided herein on each Class A Reset Date.

(b) Class A Reset Procedure. During the period commencing ninety (90) days and ending forty-five (45) days prior to a Class A Reset Date (the “Consultation Period”), the Company and the Class A Limited Members shall consult with one another (and the Administrative Agent (if any) shall coordinate such consultation) to determine whether the Company and the Class A Limited Members are able to agree upon a Class A Preferred Return Rate for the Class A Reset Period commencing on such Class A Reset Date. In the event the Company and all of such holders of Class A Limited Membership Interests reach agreement at least forty-five (45) days before such Class A Reset Date, the Class A Preferred Return Rate will be reset on the Class A Reset Date to the amount so agreed and will remain in effect until the next Class A Reset Date. In the event that during the Consultation Period, the Company and all of the Class A Limited Members agree upon a floating rate (rather than a fixed rate), each Member hereby agrees to enter into any amendments to this Agreement as are necessary or appropriate to give effect to such agreement on a floating rate.

(c) Class A Mandatory Remarketing Procedure.

(i) If, in respect of any Class A Reset Date, the Company and the holders of the Class A Limited Membership Interests fail to reach agreement as contemplated by Section 7.1(b), the Company and the Class A Mandatory Remarketing Agents shall promptly enter into a Class A Mandatory Remarketing Agreement to conduct an auction or mandatory remarketing (a “Class A Mandatory Remarketing”) of the Class A Limited Membership Interests in accordance with the terms set forth herein.

(ii) The Class A Mandatory Remarketing shall be conducted as follows:

(1) the Managing Member shall, by notice delivered to the Class A Mandatory Remarketing Agents a reasonable amount of time prior to the applicable Class A Mandatory Remarketing Date, select and specify four (4) Reference Corporate Dealers, select and specify whether the Company is seeking Bids in respect of a fixed or floating rate and, if floating, select and specify the Remarketing Benchmark Rate;

(2) the Class A Mandatory Remarketing Agents shall provide the Reference Corporate Dealers with such information as is necessary to facilitate the Class A Mandatory Remarketing, including the Class A Mandatory Remarketing Date and the amount of Unrecovered Capital with respect to the Class A Limited Membership Interests;

(3) the Class A Mandatory Remarketing Agents shall request that Bids be received from such Reference Corporate Dealers and all other bidders by 3:00 P.M., New York City time, on the Business Day immediately preceding the relevant Class A Mandatory Remarketing Date;

(4) the Company, any Class A Limited Member, the Class A Mandatory Remarketing Agents or an Affiliate of any such Person may, at its option, enter a Bid but shall have no obligation to do so; and

(5) the Class A Mandatory Remarketing Agents shall disclose to the Company the Bids obtained and determine the Bid (such Bid, the “Winning Bid”) with the lowest single Bid Rate at which the Class A Mandatory Remarketing Agents will be able to remarket all of the Class A Limited Membership Interests at a purchase price equal to the Unrecovered Capital with respect to such Class A Limited Membership Interests to at least one (1) purchaser, but in no event may the Class A Limited Membership Interests and Class B Common Membership Interests (including only the Managing Member for purposes of counting holders of Class B Common Membership Interests), collectively, be owned by more than fifty (50) persons as determined in accordance with Regulations Section 1.7704-1(h) (the “Winning Bid Rate”), from among the Bids obtained by 3:00 P.M., New York City time, on the Business Day immediately preceding the relevant Class A Mandatory Remarketing Date. Subject to Section 11.2(c), the Winning Bid Rate determined by the Class A Mandatory Remarketing Agents, absent manifest error, shall be binding and conclusive upon the Company and all holders of the Class A Limited Membership Interests.

(iii) On the Business Day immediately preceding the relevant Class A Mandatory Remarketing Date, the Class A Mandatory Remarketing Agents, in consultation with the Company, shall designate as the secondary purchasers (the “Secondary Purchasers”) the Persons providing Bids at the Winning Bid Rate. If the Winning Bid Rate is specified in Bids submitted by two (2) or more bidders, the Class A Mandatory Remarketing Agents shall, in consultation with the Company, designate such bidders as it deems appropriate to be the Secondary Purchasers and shall determine the allocation of Class A Limited Membership Interests among such Secondary Purchasers; provided, however, that in no event may the Class A Limited Membership Interests and Class B Common Membership Interests (including only the Managing Member for purposes of counting holders of Class B Common Membership Interests), collectively, be owned by more than fifty (50) persons as determined in accordance with Regulations Section 1.7704-1(h) and such purchases must be made in accordance with the conditions of Transfer set forth in this Agreement. If any holder of the Class A Limited Membership Interests submitted a Bid containing the Winning Bid Rate, it shall continue to hold the Class A Limited Membership Interests with the Class A Preferred Return Rate equal to the Winning Bid Rate; provided, further, that the provisions of Section 7.1(c)(iv) shall not apply to such holder in respect of the Class A Limited Membership Interests owned by such holder immediately prior to such Winning Bid. Settlement of the sale of the Class A Limited Membership Interests to the Secondary Purchasers shall occur on the relevant Class A Reset Date, all as provided in Section 7.1(c)(iv).

(iv) On or before the second (2nd) Business Day following the Class A Mandatory Remarketing Date, each Secondary Purchaser shall enter into a Secondary Purchase Agreement for the purchase by such Secondary Purchaser, at a purchase price equal to the Unrecovered Capital with respect to such Class A Limited Membership Interests, of the applicable number of Class A Limited Membership Interests with a Class A Preferred Return Rate equal to the Winning Bid Rate. To consummate the settlement of the purchase and sale of the Class A Limited Membership Interests, each Secondary Purchaser shall no later than the Class A Reset Date pay to the holders selling the applicable Class A Limited Membership Interests (the “Selling Class A Holders”) an amount in Dollars in immediately available funds equal to the Unrecovered Capital with respect to such Class A Limited Membership Interests. Subject to such payment, delivery of the Class A Limited Membership Interests shall be made on the applicable Class A Reset Date. Any outstanding Class A Limited Membership Interests purchased on the relevant Class A Reset Date shall be deemed to be Transferred to each of the applicable Secondary Purchasers; provided, however, that payment has been received from all such Secondary Purchasers pursuant to this Section 7.1(c)(iv). Upon consummation of the purchase and sale of the Class A Limited Membership Interests, the

Secondary Purchasers shall be admitted as Class A Limited Members with respect to the Class A Limited Membership Interests purchased pursuant to the Secondary Purchase Agreements, and the Selling Class A Holders shall be deemed to have withdrawn with respect to such Class A Limited Membership Interests, and the Company shall cause the Membership Registry to reflect the Secondary Purchasers’ ownership of the Class A Limited Membership Interests that they purchased pursuant to the Secondary Purchase Agreements. Each Member hereby agrees to enter into any amendments to this Agreement as are necessary or appropriate to give effect to the transactions contemplated by this Section 7.1(c)(iv), including to reflect any change between a fixed rate and a floating rate.

(v) If for any reason whatsoever (including failure of the Class A Mandatory Remarketing Agents to receive a Bid from any of the four (4) Reference Corporate Dealers or any failure of a Class A Mandatory Remarketing Agent in the performance of its duties) settlement of the purchase and sale of all of the Class A Limited Membership Interests as provided in Section 7.1(c)(iv) does not occur by the Class A Reset Date:

(1) a “Class A Failed Mandatory Remarketing” shall be deemed to have occurred on such Class A Reset Date (such date, the “Class A Failed Mandatory Remarketing Reset Date”); and

(2) the holders of the Class A Limited Membership Interests shall continue to hold their Class A Limited Membership Interests and the Class A Preferred Return Rate for the Class A Distribution Period commencing on such Class A Failed Mandatory Remarketing Reset Date shall be equal to the applicable Class A Failed Mandatory Remarketing Rate.

SECTION 8

COVENANTS

8.1 Covenants.

(a) No Sales on Established Securities Market. Each Member agrees that it will not sell, market, transfer, assign, participate, pledge, or otherwise dispose of its Membership Interests (or any interest therein) on or through an “established securities market” within the meaning of Code Section 7704(b)(1) and the Regulations promulgated thereunder, including an over-the-counter market or an interdealer quotation system that regularly disseminates firm buy or sell quotations.

(b) PTP Rules. Each Member agrees that (i) it will not become, a partnership, grantor trust, or “S corporation” (within the meaning of Code Section 1361(a)) (each a “Flow-Through Entity”) for U.S. federal income tax purposes or (ii) if it is, or if it becomes, a Flow-Through Entity for such purposes, then (x) less than 50% of the value of any direct or indirect equity or other beneficial interest in such Flow-Through Entity is, and will at all times continue to be, attributable to its Membership Interests and (y) a principal purpose of the purchase of the Membership Interests is not, and at all times will not be, to permit the Company or any entity of which the Company is a direct or indirect partner to satisfy the 100 partner limitation set forth in Regulations Section 1.7704-1(h)(1)(ii).

(c) Sanctions and Anti-Corruption. Each Member shall not, and the Managing Member shall cause the Company and its Subsidiaries not to, directly or to its knowledge indirectly use the proceeds from the issuance and sale of the Class A Limited Membership Interests (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) in any manner that would result in violation of any Sanctions applicable to such Member, the Company or its Subsidiaries or, to the knowledge of such Member or the Managing Member (as applicable), any other party to this Agreement, in each case of clauses (i) and (ii), solely to the extent that the foregoing does not violate or conflict with the Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung -AWV) and any other applicable anti-boycott laws or regulations,.

(d) Filing of Tax Returns. Each Member shall timely file all U.S. federal income tax returns that such Member is required to file under applicable law with respect to such Member’s distributive share of any item of the Member’s income, gain, loss, deduction or credit from the Company that are made consistent with Section 3 in a manner consistent with the Company’s tax treatment of such item on the applicable IRS Schedule K-1 provided to such Member, including that each U.S. Net Taxpayer Member shall report all Preferred Return Distributions to such Member as taxable income on a U.S. federal income tax return.

SECTION 9

ACCOUNTING, BOOKS, AND RECORDS

9.1 Accounting, Books, and Records.

(a) The Company shall keep on site at its principal place of business each of the following:

(i) separate books of account for the Company with respect to the conduct of the Company and the operation of its business which shall be, from and after June 30, 2021, in accordance with GAAP consistently applied;

(ii) separate books of account that reflect the Capital Accounts of the Members as maintained pursuant to the provisions of this Agreement;

(iii) the Membership Registry;

(iv) a copy of the Certificate of Formation and all amendments thereto;

(v) a copy of the Company’s federal, state and local income tax returns and reports, if any, for the six (6) most recent years (to the extent such tax returns are or were required to be filed);

(vi) a copy of this Agreement; and

(vii) any written consents obtained from the Members pursuant to Section 6.3 of this Agreement and Section 18-302(d) of the Act regarding action taken by the Members without a meeting.

(b) The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly.

(c) Any Member or its designated representative, upon reasonable advance written notice to the Company, shall have access to and the right, to inspect and copy the books and records set forth in Section 9.1(a) during normal business hours.

9.2 Reports.

(a) Annual Reports. Within one hundred and twenty (120) days after the end of each Fiscal Year (or in the case of clause (v) below, one hundred and eighty (180) days after the end of each taxable year of the Company), the Managing Member shall cause to be prepared and furnished to the Administrative Agent (or to each Member, if no Administrative Agent is appointed at the time), and the Administrative Agent (if any) shall cause to be furnished to each Member promptly thereafter, the following:

(i) a balance sheet as of the last day of such Fiscal Year and an income statement and statement of cash flows for the Company for such Fiscal Year and notes associated with each (provided that no such balance sheet or statements shall be required prior to June 30, 2021);

(ii) a statement of the Values of the Permitted Assets as of the end of such Fiscal Year;

(iii) a statement of the Members’ Capital Accounts and changes therein for such Fiscal Year;

(iv) a Portfolio Compliance Certificate;

(v) the information required to be provided on an IRS Schedule K-1 to Form 1065 for each Class A Limited Member, provided, however, that the Managing Member shall, upon the request of any Member, provide to any such Member any information reasonably necessary for such Member to compute its estimated income tax payments;

(vi) an audit report by a nationally recognized accounting firm (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) with respect to the financial statements in Section 9.2(a)(i) (provided that no such audit report shall be required to be prepared prior to June 30, 2021);

(vii) a written certification of the Company executed by a Responsible Officer that, as of the end of such Fiscal Year, no Liquidation Event or Notice Event or event that with notice or lapse of time or both would constitute a Liquidation Event or Notice Event has occurred and is continuing or, if any such event has occurred and is continuing, the action that the Managing Member has taken or proposes to take with respect thereto; and

(viii) subject to Section 5.5(f), a Collateral Certificate (provided that, such Collateral Certificate shall be delivered solely with respect to the fourth Fiscal Quarter and not the Fiscal Year).

(b) Quarterly Reports. Within ninety (90) days after the close of each of the first three Fiscal Quarters of each year, the Managing Member shall cause to be prepared and furnished to the Administrative Agent (or to each Member, if no Administrative Agent is appointed at the time), and the Administrative Agent (if any) shall cause to be furnished to each Member promptly thereafter, the following:

(i) a balance sheet of the Company as of the end of such Fiscal Quarter and a related income statement for such Fiscal Quarter and for the Fiscal Year to date (provided that no such balance sheet or statement shall be required to be prepared prior to June 30, 2021);

(ii) a written certification of the Company executed by a Responsible Officer to the effect that, since the date of the last Portfolio Compliance Certificate, no facts or circumstances have come to the attention of such Responsible Officer that would reasonably be expected to cause such Responsible Officer to believe that as of the last day of and for the quarterly period in question, the Permitted Assets held by the Company did not satisfy all of the Portfolio Requirements;

(iii) a written certification of the Company executed by a Responsible Officer that (x) the documents submitted under Section 9.2(b)(i) have been prepared and fairly stated in all material respects in accordance with GAAP (provided that the certification required by this clause (x) shall not be required prior to the certification in respect of the Fiscal Quarter ended June 30, 2021) and (y) as of the end of such Fiscal Quarter, no Liquidation Event or Notice Event or event that with notice or lapse of time or both would constitute a Liquidation Event or Notice Event has occurred and is continuing or, if any such event has occurred and is continuing, the action that the Managing Member has taken or proposes to take with respect thereto; and

(iv) subject to Section 5.5(f), a Collateral Certificate.

(c) Liquidation Date Reports. On the date on which final distributions are made to the Members pursuant to Section 13.2, the Liquidator shall cause to be prepared and shall furnish to each the Administrative Agent (or to each Member, if no Administrative Agent is appointed at the time), and the Administrative Agent (if any) shall cause each Member to be furnished with, each of the following statements:

(i) a balance sheet of the Company as of the date of such distribution; and

(ii) a statement of the Members’ Capital Accounts as adjusted immediately prior to such distribution pursuant to Section 13.2.

9.3 Rule 144A Information. At the request of any prospective Member, the Managing Member shall provide, with respect to the Company, the information required by Rule 144A(d)(4)(i) under the Securities Act.

9.4 Tax Matters.

(a) The Managing Member is hereby designated as “partnership representative” of the Company for any tax period subject to the provisions of Section 6223 of the Code (in such capacity, the “Tax Matters Representative”), and on behalf of the Company, the Tax Matters Representative shall be permitted to appoint any “designated individual” permitted under Regulations Sections 301.6223-1 and 301.6223-2 or any successor regulations or similar provisions of tax law, and, unless the context otherwise requires, any reference to the Tax Matters Representative in this Agreement includes any “designated individual.” In such capacity, the Tax Matters Representative shall represent the Company in any disputes, controversies or proceedings with the IRS or with any state, local, or non-U.S. taxing authority and is hereby authorized to take any and all actions that it is permitted to take by applicable law when acting in that capacity, subject to Section 5.5(c)(v). The Tax Matters Representative shall be the sole signatory on Company tax returns, unless otherwise required by law. The Tax Matters Representative may, as determined in its sole discretion and with respect to any Fiscal Year, cause the Company to elect the application of Section 6226 of the Code (and any corresponding provision of state or local law) and furnish to each Member (including a former Member) a statement of such Member’s share of any adjustment to income, gain, loss, deduction or credit. The Members agree to cooperate in good faith, including by timely providing information reasonably requested by the Tax Matters Representative and making elections and filing statements reasonably requested by the Tax Matters Representative, and by paying any applicable taxes, interest and penalties, to give effect to the preceding sentence. The Company shall make any payments it may be required to make under the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code and, in the Tax Matters Representative’s reasonable discretion, allocate any such payment among the current or former Members of the Company for the “reviewed year” to which the payment relates in a manner that reflects the current or former Members’ respective interests in the Company for that year and any other factors taken into account in determining the amount of the payment. To the extent payments are made by the Company on behalf of or with respect to a current Member in accordance with this Section 9.4, such amounts shall, at the election of the Tax Matters Representative, (i) be applied to and reduce the next distribution(s) otherwise payable to such Member under this Agreement or (ii) be paid by the Member to the Company within thirty (30) days of written notice from the Tax Matters Representative requesting the payment (provided that the foregoing shall not apply to penalties attributable to the Company’s gross negligence or willful misconduct). In addition, if any such payment is made on behalf of or with respect to a former Member, that Member shall pay over to the Company an amount equal to the amount of such payment made on behalf of or with respect to it within thirty (30) days of written notice from the Tax Matters Representative requesting the payment (provided that the foregoing shall not apply to penalties attributable to the Company’s gross negligence or willful misconduct). Any cost or expense incurred by the Tax Matters Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, will be paid by the Company. The Managing Member shall keep the Class A Limited Members fully and timely informed by written notice of any material developments related to audit, administrative or judicial proceedings, meetings or conferences with the IRS or other similar matters that come to its attention in its capacity as Tax Matters Representative that could reasonably be expected to have a material adverse effect on the Class A Limited Members. Furthermore, the Tax Matters Representative shall not take any action under this Section 9.4 that would reasonably be expected to have a material adverse effect on the Class A Limited Members without such members’ consent (not to be unreasonably withheld, conditioned or delayed). The provisions contained in this Section 9.4 shall survive the dissolution of the Company and the withdrawal of any Member or the transfer of any Member’s interest in the Company and shall apply to any current or former Member.

(b) Neither the Company nor any Member shall make any election under Regulations Section 301.7701-3 to cause the Company to be treated as a corporation for U.S. federal income tax purposes. To the extent permitted by applicable law and regulation at the relevant time and unless there has been a Final Determination to the contrary, each Member will (i) treat the Membership Interests as representing equity interests in the Company for all U.S. federal income tax purposes and for all relevant state and local income, franchise, and other similar tax purposes, (ii) treat the Company as a partnership for U.S. federal income tax purposes that is not taxable as an association or a PTP and (iii) take no position on any tax return or with any taxing or other governmental authority that is inconsistent with (A) items of income, gain, loss, deduction or credit as reported by the Company to such Member, or (B) the treatment in the foregoing clauses (i) and (ii).

(c) Other than such information delivered pursuant to Sections 9.2(a)(iii) and 9.2(a)(v), all other Tax information reasonably requested in writing by any Class A Limited Member as necessary to comply with its Tax obligations shall be delivered to such Member as soon as practicable after the end of each Fiscal Year of the Company, but not later than eight (8) months after the end of the Fiscal Year (or, if later, following such Member’s request).

SECTION 10

AMENDMENTS

10.1 Amendments. Subject to Section 5.4(a), the Managing Member may cause the Company to enter into amendments to this Agreement without the consent of any other Member; provided, however, that, except as expressly provided in Section 2.4, (a) any amendment hereto or to the other Transaction Documents that would adversely affect the rights of the Class A Limited Members (including the right to benefit from the covenants in Sections 5.2, 5.4 and 5.5 or the right to receive reports pursuant to Section 9.2; for the avoidance of doubt any amendment to any Secured Notes or Keep Well Agreement to reflect the addition of collateral underlying the Secured Notes or the issuance or prepayment of any Secured Notes shall not adversely affect the rights of the Class A Limited Members; provided, that, immediately following such action the Portfolio Requirements are satisfied) shall require the affirmative written consent of the Required Class A Limited Members and (b) Sections 2.2, 3, 4, 5.8, 7.1, 11.2, 13, 14, 15 and this Section 10.1 (and any corresponding definitions in Section 1.11 to the extent pertinent to such Sections) shall not be amended, and no waiver (it being understood that an approval of Independent Managers, Members or Required Class A Limited Members contemplated by any such Section shall not be deemed a “waiver”) in respect of such provisions shall be provided, without the affirmative written consent or vote of all of the Class A Limited Members.

SECTION 11

TRANSFERS; PURCHASE

11.1 Restriction on Transfers. Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of its Membership Interests. In the event any Member pledges or otherwise encumbers its Membership Interest as security for the payment of a liability, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Section 11.

11.2 Permitted Transfers.

(a) Class B Common Members. Subject to the conditions and restrictions set forth in Section 11.3 and Section 5.7, a Class B Common Member may Transfer all or any portion of its Class B Common Membership Interest to the Parent Company or any of its Affiliates. Except as set forth in the preceding sentence, no Class B Common Member shall Transfer all or any portion of its Class B Common Membership Interest or permit any direct or indirect Transfer of any equity interest in such Class B Common Member, in each case, without the consent of the Required Class A Limited Members; provided, however, that in no event shall any approval be required pursuant to this provision if, after giving effect to the applicable Transfer, AT&T Fiber Investment Holdings, LLC or any other Affiliate of the Parent Company continues to be the Managing Member and continues to hold, either alone or in the aggregate with one or more of its Affiliates, more than fifty percent (50%) of the then-issued and outstanding Class B Common Membership Interests.

(b) Class A Limited Members. Subject to the conditions and restrictions set forth in Section 8.1(a) and Section 11.3, a Class A Limited Member may, at any time (i) without the consent of any other Member, Transfer all or any portion of its Class A Limited Membership Interests to (A) any other Member, (B) any wholly-owned Subsidiary of any entity of which such Class A Limited Member is a direct or indirect wholly-owned Subsidiary or any other Person with respect to which such Class A Limited Member is a direct or indirectly wholly-owned Subsidiary (x) organized under the laws of the United States or any state thereof or (y) that delivers an IRS Form W-8ECI or any applicable successor form; provided, however, that notwithstanding the foregoing, a Class A Limited Member may, at any time without the consent of any other Member, Transfer all or any portion of its Class A Limited Membership to its New York branch Subsidiary or with respect to SG Mortgage Finance Corp., to Societe Generale, New York Branch, (C) any Person(s) pursuant to a Class A Mandatory Remarketing, (D) any bank, broker/dealer, insurance company, structured investment vehicle, derivative product company or other financial institution approved by the Managing Member (such approval not to be unreasonably withheld, conditioned or delayed), only if such Class A Limited Member is no longer permitted to hold a Class A Limited Membership Interest pursuant to any applicable law or regulation or any regulator is requiring such Class A Limited Member to Transfer its Class A Limited Membership Interests or (E) any Person upon the occurrence of a continuing Liquidation Event and (ii) unless otherwise permitted by clause (i), Transfer all or any portion of its Class A Limited Membership Interests to any Person approved by the Managing Member, which approval may not be unreasonably withheld.

(c) Notwithstanding anything to the contrary herein, (i) no Member shall Transfer all or any portion of such Member’s Membership Interest if such Transfer would cause the Company to be obligated to register any Membership Interest under the Securities Act, or to file with the Securities and Exchange Commission any annual, quarterly or periodic reports or other information pursuant to the Exchange Act, or to register as an investment company under the Investment Company Act, and (ii) no Person may, as a result of any Transfer, hold Class A Limited Membership Interests with an aggregate amount of Unrecovered Capital greater than zero Dollars ($0) but less than fifty million Dollars ($50,000,000.00).

(d) Any Transfer permitted by this Section 11.2 shall be referred to in this Agreement as a “Permitted Transfer,” and the Person to which the Membership Interest is Transferred shall be a “Permitted Transferee.”

11.3 Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 11.2 unless and until the following conditions are satisfied or otherwise waived by the Managing Member:

(a) The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be reasonably required to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement applicable to the relevant Member. In all cases, the Company shall be reimbursed by the transferor or transferee for all Expenses that it reasonably incurs in connection with such Transfer.

(b) Such Transfer shall not cause (i) the Class A Limited Membership Interests and Class B Common Membership Interests (including only the Managing Member for purposes of counting holders of Class B Common Membership Interests), collectively, to be owned by more than fifty (50) persons as determined in accordance with Regulations Section 1.7704-1(h) or (ii) Company to otherwise be treated as a PTP. Any purported Transfer of any Membership Interest that does not comply with the conditions set forth in this Section 11.3(b) shall be null and void and of no force or effect whatsoever.

(c) In the case of any Transfer of a Class A Limited Membership Interest, the transferee shall represent and agree in a written certification, unless such requirement is waived in writing by the Managing Member in its sole discretion, that either (A) it is not, for U.S. federal income tax purposes, a Flow-Through Entity or (B) it is a Flow-Through Entity but, (i) after giving effect to such purchase of the Class A Limited Membership Interest, less than 50% of the value of any beneficial owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s direct or indirect interest in the Company or (ii) a principal purpose in using the Flow-Through Entity to purchase the Class A Limited Membership Interests is not, and at all times will not be, to permit there to be more than fifty (50) owners of the Class A Limited Membership Interests and Class B Common Membership Interests (including only the Managing Member for purposes of counting holders of Class B Common Membership Interests), collectively, or to permit the Company, or any entity of which the Company is a direct or indirect partner, to satisfy the 100-partner limitation set forth in Regulations Section 1.7704-1(h)(1)(ii).

(d) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Membership Interest Transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Membership Interest until it has received such information.

(e) The transferor and transferee shall make customary representations and warranties concerning the facts and circumstances establishing the basis for the availability of exemptions under the Securities Act and applicable state securities laws and other reasonable assurances of the basis for compliance with any other applicable laws.

(f) The transferee shall provide an opinion of counsel, if reasonably requested by the Managing Member, which counsel and the form and substance of which opinion must be reasonably satisfactory to the Managing Member that (i) the contemplated Transfer to such Person is exempt from registration under the Securities Act and (ii) the contemplated Transfer of such Membership Interest, or interest therein, to such Person does not violate any applicable federal law.

(g) Such transfer shall not (i) cause the assets of the Company to be deemed “plan assets” under ERISA, (ii) cause the Company to be subject to the provisions of ERISA or section 4975 of the Code and (iii) result in any “prohibited transaction” under ERISA or the Code affecting the Company.

11.4 Prohibited Transfers. Any purported Transfer of a Membership Interest that is not a Permitted Transfer shall be null and void and of no effect whatsoever; provided, however, that, if the Company is required to recognize a Transfer that is not a Permitted Transfer, the Membership Interest Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Transferred Membership Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Membership Interest may have to the Company. In the case of a Transfer or attempted Transfer of a Membership Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Persons may incur (including incremental tax liability and lawyers’ fees and Expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby. Notwithstanding any provision in this Agreement to the contrary, the Managing Member shall prohibit any Transfer that would result in the Company being treated as a PTP, cause the assets of the Company to be deemed “plan assets” under ERISA or cause the Company to be subject to the provisions of ERISA or section 4975 of the Code.

11.5 Rights of Unadmitted Assignees.

(a) In General. A Person who acquires one or more Membership Interests but who is not admitted as a substituted Member pursuant to Section 11.6 shall be entitled only to allocations and distributions with respect to such Membership Interests in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Class B Common Member or a Class A Limited Member under the Act or this Agreement.

(b) Class B Common Members. Following a Transfer to a transferee who acquires a Membership Interest from a Class B Common Member under this Agreement by means of a Transfer that is permitted under this Section 11, but who is not admitted as a Class B Common Member, the transferor shall not cease to be a Class B Common Member of the Company and shall continue to be a Class B Common Member until such time as the transferee is admitted as a Class B Common Member under this Agreement.

(c) Class A Limited Members. Following a Transfer to a transferee who acquires a Membership Interest from a Class A Limited Member under this Agreement by means of a Transfer that is permitted under this Section 11, but who is not admitted as a Class A Limited Member, the transferor shall not cease to be a Class A Limited Member of the Company and shall continue to be a Class A Limited Member until such time as the transferee is admitted as a Class A Limited Member under this Agreement.

11.6 Admission as Substituted Members.

(a) Subject to the other provisions of this Section 11, a transferee of Membership Interests may be admitted to the Company as a substituted Member only upon satisfaction (or waiver by the Managing Member) of the conditions set forth below in this Section 11.6:

(i) the Membership Interests with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

(ii) the transferee of such Membership Interest becomes a party to this Agreement as a Member and executes such documents and instruments as the Managing Member may reasonably request (including amendments to the Certificate of Formation) as may be necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions of this Agreement;

(iii) the transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Membership Interests;

(iv) the transferee provides the Company with evidence satisfactory to counsel for the Company that such transferee has made representations equivalent to those set forth below as of the date of the Transfer:

(1) Due Formation or Incorporation; Authorization of Agreement. Such transferee is a Person duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. Such transferee has the organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Such transferee has the legal right, power and capacity to own Membership Interests. The execution, delivery and performance by such transferee of this Agreement has been duly authorized by all necessary organizational action. This Agreement constitutes the legal, valid, and binding obligation of such transferee and is enforceable against such transferee in accordance with its terms, except to the extent that enforcement is affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(2) No Conflict with Restrictions. Neither the execution and delivery by such transferee of this Agreement nor such transferee’s performance and compliance with the terms and provisions hereof will contravene (i) such transferee’s organizational documents or (ii) except where such contravention, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, law or any contractual restriction binding on or affecting such transferee;

(3) Governmental Authorizations. No authorization or approval or other action by, and no notice to or filing with, any governmental or regulatory authority is required in connection with the valid execution, delivery, and performance by such transferee of this Agreement, which, if not obtained, individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect;

(4) Litigation. There is no pending or, to the knowledge of such transferee, threatened action, suit, investigation, litigation or proceeding affecting such transferee before any court, governmental agency or arbitrator that (i) is not disclosed in a filing by such transferee or any of such transferee’s Affiliates with the Securities and Exchange Commission, if applicable, and, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement;

(5) Investigation; Intent. Such transferee (i) acquired and continues to hold its Membership Interests based upon its own investigation, and the exercise by such transferee of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise, (ii) its acquisition of its Membership Interests was made and continues to be made for its own account for investment, and not with a view to the sale or distribution thereof and (iii) it intends to continue to participate as a member in a Delaware limited liability company in accordance with this Agreement for the purpose of making an economic profit from the transactions entered into or proposed to be entered into by the Company;

(6) Sole Owner. Such transferee acquired its Membership Interests for its own account and is, and will remain, the sole beneficial owner of such Membership Interests at all times unless and until it Transfers ownership of such Membership Interests in accordance with and only to the extent permitted under Section 11.2;

(7) No Intent to Avoid PTP Rules. Such transferee (i) is not, and will not become, a Flow-Through Entity for U.S. federal income tax purposes or (ii) if it is, or if it becomes, a Flow-Through Entity for such purposes, then (x) less than 50% of the value of any direct or indirect equity or other beneficial interest in such Flow-Through Entity is, and will at all times continue to be, attributable to its Membership Interests and (y) a principal purpose of the purchase of the Membership Interests is not, and at all times will not be, to permit the Company or any entity of which the Company is a direct or indirect partner to satisfy the 100 partner limitation set forth in Regulations Section 1.7704-1(h)(1)(ii); and

(8) Anti-Corruption Laws; Sanctions. Such transferee (i) is not a Person that is, and is not owned or controlled by Persons that are the subject or target of any Sanctions; (ii) has implemented and maintains in effect policies and procedures designed to promote compliance by such transferee with Anti-Corruption Laws, and (iii) is in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects; and

(v) in the event that the transferee of a Membership Interest from any Member is admitted under this Agreement, such transferee shall be deemed admitted to the Company as a substituted Member immediately prior to the Transfer, and with respect to the transferee of the Managing Member, such transferee shall continue the business of the Company without dissolution.

11.7 Distributions and Allocations in Respect of Transferred Membership Interests. If any Membership Interest is Transferred during any Allocation Year in compliance with the provisions of this Section 11, Profits, Losses, each item thereof, and all other items attributable to the Transferred Membership Interest for such Allocation Year shall be allocated in accordance with Section 3.5(b). Notwithstanding the date of such Transfer, all distributions to the Members pursuant to Section 4.1 shall be made to the holder of record of such Membership Interest as of the relevant date as set forth in Section 4.1. The Company shall recognize a Permitted Transfer of any Membership Interests not later than the end of the calendar month during which it is given notice of a Permitted Transfer; provided, however, that, if the Company is given notice of such a Permitted Transfer at least fourteen (14) Business Days prior to the Transfer, the Company shall recognize a Permitted Transfer as of the date of such Permitted Transfer; provided, further, that if the Company does not receive a notice stating the date such Membership Interest was Transferred and such other information as the Managing Member may reasonably require within thirty (30) days after the end of the Allocation Year during which the Permitted Transfer occurs, then all items attributable to the Transferred Membership Interest shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Membership Interest on the last day of such Allocation Year. Neither the Company nor the Managing Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 11.7, whether or not the Managing Member or the Company has knowledge of any Transfer of ownership of any Membership Interest.

SECTION 12

POWER OF ATTORNEY

12.1 Managing Member as Attorney-In-Fact. Each Member hereby makes, constitutes, and appoints the Managing Member, each successor Managing Member, and the Liquidator, severally, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish, and record (a) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the Managing Member or Liquidator may deem necessary to be filed by the Company under the laws of the State of Delaware or any other jurisdiction in which the Company is doing or intends to do business, (b) any and all amendments, restatements, or changes to this Agreement and the instruments described in clause (a), as now or hereafter amended, which the Managing Member may deem necessary to effect a change or modification of the Company in accordance with the terms of this Agreement, including amendments, restatements, or changes to reflect (i) the admission of any additional or substituted Member and (ii) the disposition by any Member of its Membership Interests, (c) all certificates of cancellation and other instruments which the Liquidator reasonably deems necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement and (d) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company to carry out fully the provisions of this Agreement in accordance with its terms; provided, however, that nothing in this Section 12.1 shall authorize such attorney-in-fact to take any action that (A) could reasonably be anticipated to have an adverse effect on a Class A Limited Member or the Company or (B) requires the consent of (y) all Class A Limited Members or (z) the Required Class A Limited Members, in each case, unless such consent shall have been given.

12.2 Nature of Special Power. The power of attorney granted to the Managing Member pursuant to this Section 12:

(a) is a special power of attorney coupled with an interest and is irrevocable; provided, however, that such power shall be (i) deemed suspended for so long as a Notice Event or Liquidation Event has occurred and is continuing and (ii) automatically terminated upon the appointment of a Liquidator;

(b) may be exercised by such attorney-in-fact with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and

(c) subject to the proviso set forth in Section 12.2(a), (i) shall survive and not be affected by the subsequent bankruptcy, insolvency, dissolution, or cessation of existence of a Member and (ii) shall survive the delivery of an assignment by a Class A Limited Member of the whole or a portion of its Membership Interests (except that where the assignment is of such Member’s entire Membership Interests and the assignee, with the affirmative written consent of the other Members, is admitted as a substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution) and shall extend to such Member’s or assignee’s successors and assigns.

SECTION 13

DISSOLUTION AND WINDING UP

13.1 Liquidation Event.

(a) The Company shall dissolve and shall commence winding up and liquidation upon the first to occur of any of the following (each, a “Liquidation Event”):

(i) the date upon which a Liquidation Event Notice becomes effective in accordance with Section 14.2 so as to cause a Notice Event to become a Liquidation Event;

(ii) the Bankruptcy of the Company, the Managing Member, any Material Affiliate of the Managing Member or the Parent Company;

(iii) the Members unanimously consent to dissolve, wind up, and liquidate the Company;

(iv) the initial Managing Member or any other Managing Member approved by the Class A Limited Members (to the extent required pursuant to Section 5.7) ceases to be the Managing Member; or

(v) the entry of a decree of judicial dissolution with respect to the Company under Section 18-802 of the Act.

The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Liquidation Event.

(b) Reconstitution. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidation Event, then within ninety (90) days after such determination (the “Reconstitution Period”), all of the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement. Unless such an election is made within the Reconstitution Period, the Company shall wind up its affairs in accordance with Section 13.2. If such an election is made within the Reconstitution Period, then:

(i) the reconstituted limited liability company shall continue until the occurrence of a Liquidation Event as provided in Section 13.1(a); and

(ii) unless otherwise agreed to by all of the Members, the Certificate of Formation and this Agreement shall, subject to any requirement under the Act to file a new certificate of formation, automatically constitute the certificate of formation and limited liability company agreement of such reconstituted Company. All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed, and transferred to the reconstituted Company. No bond, collateral, assumption, or release of any Member’s or the Company’s liabilities shall be required; provided, however, that the right of the Members to select successor managers and to reconstitute and continue the business of the Company shall not exist and may not be exercised unless the Managing Member has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the dissolved Company nor the reconstituted Company would cease to be treated as a partnership for U.S. federal income tax purposes upon the exercise of such right to continue.

(c) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a Member.

13.2 Winding Up. Upon (i) the occurrence of a Liquidation Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidation Event (unless the Company is reconstituted pursuant to Section 13.1(b)), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets (including by making demand for payment under and fully enforcing its rights (including, as applicable, rights of assignment) under and in respect of all Transaction Documents), and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with the winding up of the Company’s business and affairs; provided, however, that, to the extent not inconsistent with the foregoing, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 13.2 and the Certificate of Formation has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within (in the case of clause (i) above) ninety (90) days of the occurrence of the Liquidation Event or (in the case of clause (ii) above) within ninety (90) days after the last day of the Reconstitution Period. The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale or other realization thereof (including drawing on the Demand Notes and assigning all or any assignable rights under any Transaction Documents), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a) first, to creditors in satisfaction of all of the Company’s debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof to the extent required by Section 18-804 of the Act);

(b) second, to the Class A Limited Members, pro rata in proportion to their Unrecovered Capital, in an amount equal to their Unrecovered Capital;

(c) third, to the Class A Limited Members with documented Breakage Costs, pro rata in proportion thereto, in an amount equal to their documented Breakage Costs; and

(d) fourth, the balance, if any, to the Class B Common Members, pro rata in proportion to their holdings of Class B Common Membership Interests;

provided, however, that (1) all distributions pursuant to clauses (b), (c) and (d) shall be made solely in cash and (2) no application or distribution of any non-cash assets shall be made to the extent that the consent of any third party is required in connection therewith. No Member shall receive additional compensation for any services performed pursuant to this Section 13.

13.3 Deficit Capital Accounts; Reserves.

(a) If any Member has a deficit balance in such Member’s Capital Account, determined after debiting and crediting such Member’s Capital Account for all income, gain, and loss allocations and distributions occurring prior to dissolution, such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

(b) In the discretion of the Liquidator, but subject to the time periods set forth in Section 13.2, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Section 13 may be:

(i) distributed to a trust established for the benefit of the Members for the purposes of liquidating Permitted Assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 13.2; or

(ii) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided, however, that such withheld amounts shall be distributed to the Members as soon as practicable.

13.4 Rights of Members. Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for the return of its Capital Contributions and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the Indebtedness or other liabilities of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company, the Managing Member, or any other Member, except as expressly set forth herein or in the other Transaction Documents.

13.5 Guaranteed Payments During Period of Liquidation. During the period commencing on the first day of the Three Month Period during which a Liquidation Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 13.2 (the “Liquidation Period”), the Company shall pay to each Class A Limited Member on each Liquidation Period Guaranteed Payment Date, cash in an amount equal to the Class A Limited Member Preferred Return on such Class A Limited Member’s Unrecovered Capital determined as of the last Class A Distribution Date occurring prior to the Liquidation Period, after giving effect to any distributions made pursuant to Section 4.1 on such Class A Distribution Date. For purposes of this Section 13.5, the Class A Limited Member Preferred Return shall be determined as if each Liquidation Period Guaranteed Payment Date constituted a Class A Distribution Date.

13.6 Allocations and Distributions During Period of Liquidation. During the Liquidation Period, no distributions shall be made pursuant to Section 4.

13.7 Liquidating Distributions. For purposes of making distributions required by Section 13.2, the Liquidator shall not distribute Property other than cash to a Member without such Member’s consent and, subject to such consent, the Liquidator shall be required to reduce Property to cash to the extent necessary to make distributions in cash to the Members pursuant Section 13.2.

13.8 The Liquidator.

(a) On the occurrence of a Liquidation Event, the Managing Member and the Class A Limited Members shall consult with each other to jointly agree on an agent to administer the liquidation of the Company (the “Liquidator”). If the Managing Member and the Class A Limited Members (by the consent of the Required Class A Limited Members) shall not agree on a Liquidator within two (2) Business Days following the occurrence of a Liquidation Event, the Required Class A Limited Members (or, in the event that a Liquidator is not appointed by the Required Class A Limited Members within four (4) Business Days following the occurrence of a Liquidation Event, the Initial Class A Limited Members so long as the Initial Class A Limited Members (together with their Affiliates) hold Class A Limited Membership Interests with aggregate Unrecovered Capital equal to at least $1,000,000,000) shall have the right to appoint the Liquidator; provided, that the Class A Limited Members (or the Initial Class A Limited Members, as the case may be) shall reasonably take into account the input of the Managing Member in such appointment and in any directions provided to the Liquidator in connection with the liquidation contemplated hereby; provided, further, that upon the indefeasible payment to the Class A Limited Members of the Unrecovered Capital with respect to all outstanding Class A Limited Membership Interests, the Managing Member may direct the Liquidator in all respects with respect to its actions involving the Company.

(b) The Company is authorized to pay such reasonable compensation to the Liquidator for its services performed pursuant to this Section 13 as shall be agreed upon by the Liquidator and the Class A Limited Members and to reimburse the Liquidator for its reasonable Expenses incurred in performing those services.

SECTION 14

NOTICE EVENTS

14.1 Notice Events. In the event that any of the following events (“Notice Events”) shall occur, the Class A Limited Members shall have the rights described in Section 14.2:

(a) the failure of the Company to distribute to the Class A Limited Members in immediately available funds on two (2) or more Class A Distribution Dates an amount equal to the cumulative Class A Limited Member Preferred Return in respect of each such Class A Distribution Date and such failure continues for a period of three (3) Business Days;

(b) the failure of the Company to comply with the Portfolio Requirements at any time and such failure continues unabated for ten (10) Business Days; provided that, with respect to a failure to comply with the Portfolio Requirements that is identified following the delivery of a Valuation Report, such failure to comply shall be deemed to occur on the date of delivery of the Valuation Report; provided, further that security interests with respect to any additional Contributed Fiber Assets may be perfected within twenty (20) Business Days of such failure;

(c) the Managing Member or any Affiliate of the Managing Member (i) fails to observe or perform any covenant, condition or agreement contained in Sections 5.4 or 5.5(c) of this Agreement or (ii) fails to observe or perform any material covenant, condition or agreement contained in this Agreement or any other Transaction Document (other than a Transaction Document between the Company and a Subsidiary thereof), and, in the case of either clause (i) or clause (ii), such failure or breach, as applicable, has not been cured (to the extent curable) prior to the fifteenth (15th) Business Day after notice from the Required Class A Limited Members (or the Initial Class A Limited Members so long as the Initial Class A Limited Members (together with their Affiliates) hold Class A Limited Membership Interests with aggregate Unrecovered Capital equal to at least $1,000,000,000);

(d) any representation or warranty made or deemed made by the Managing Member, the Company, the Parent Company or any Parent Company Entity under or in connection with this Agreement or any other Transaction Document shall have been incorrect in any material respect when made or deemed made; or

(e) four (4) consecutive Class A Failed Mandatory Remarketings have occurred.

The Managing Member shall notify the Administrative Agent (or each Class A Limited Member, if no Administrative Agent is appointed at the time) of the occurrence of any Notice Event promptly and an any event within five (5) Business Days of any officer of the Managing Member having actual knowledge of such occurrence and each Member shall have the right to notify the Administrative Agent (if any) upon becoming aware of any such occurrence. Upon receipt of any such notice from the Managing Member or any other Member, the Administrative Agent (if any) shall promptly notify all the Class A Limited Members.

14.2 Liquidation Event Notice. At any time on or after the occurrence of a Notice Event, (w) the Required Class A Limited Members, (x) the Initial Class A Limited Members (so long as the Initial Class A Limited Members (together with their Affiliates) hold Class A Limited Membership Interests with aggregate Unrecovered Capital equal to at least $1,000,000,000), (y) any Class A Limited Member that holds (together with its Affiliates) Class A Limited Membership Interests with an aggregate Unrecovered Capital equal to at least $1,000,000,000 (solely with respect to the Notice Event set forth in Section 14.1(a)) or (z) any Class A Limited Member (solely with respect to the Notice Event set forth in Section 14.1(e)) may elect to cause such Notice Event to result in a Liquidation Event by delivering (or directing the Administrative Agent (if any) to deliver) to the Managing Member a notice (a “Liquidation Event Notice”) of such election; provided, however, that: (i) such Notice Event shall not result in a Liquidation Event until the expiration of a period of fifteen (15) days following such delivery and (ii) the Required Class A Limited Members, the Initial Class A Limited Members or such Class A Limited Member, as applicable, may rescind such Liquidation Event Notice by delivering (or directing the Administrative Agent (if any) to deliver) to the Managing Member a notice prior to such fifteenth (15th) day.

14.3 Enforcement of Rights with respect to Contributed Notes and other Transaction Documents. Following the delivery of a Liquidation Event Notice, the Managing Member and the Administrative Agent (if any) shall cause the Company to immediately (a) demand the immediate repayment of the principal amounts of the Demand Notes and Contributed Notes, in whole, together with all accrued but unpaid interest thereon and all other amounts payable thereunder and (b) exercise all rights under the Demand Notes, Contributed Notes and Keep Well Agreements and all other Transaction Documents and take all such other actions incidental thereto as may be necessary or desirable to effect such repayment and the realization of value of the rights under the Transaction Documents, including, as applicable, by any permitted assignment of any Transaction Document or any rights thereunder.

SECTION 15

REDEMPTION

15.1 Optional Redemption.

(a) At any time on or after September 29, 2027, the Company shall have the right, but not the obligation, in the Managing Member’s sole discretion, to redeem, in whole or in part, the then-outstanding Class A Limited Membership Interests pro rata in proportion to their Unrecovered Capital on the terms provided in Section 15.2, by payment in cash in respect of each Class A Limited Membership Interest being redeemed of an amount equal to the Unrecovered Capital with respect to the Class A Limited Membership Interest being redeemed as of the Class A Purchase Date (with the accrued but undistributed portion of such Unrecovered Capital, including all accrued and undistributed Class A Limited Member Preferred Return, calculated through, but not including, the Class A Purchase Date (the “Class A Purchase Price”)).

(b) If the approval of the Required Class A Limited Members is not received in connection with a proposed Transfer pursuant to Section 11.2(a), the Company shall have the right, but not the obligation, in the Managing Member’s sole discretion, to elect, within ninety (90) days after notice to the Class A Limited Members of the proposed Transfer, to redeem, in whole but not in part, the then-outstanding Class A Limited Membership Interests by payment in cash in respect of each Class A Limited Membership Interest being redeemed of the applicable Class A Purchase Price.

(c) Following receipt of a Liquidation Event Notice, the Company shall have the right, but not the obligation, in the Managing Member’s sole discretion, to redeem, in whole but not in part, the then-outstanding Class A Limited Membership Interests on the terms provided in Section 15.2 by payment in cash in respect of each Class A Limited Membership Interest being redeemed of the applicable Class A Purchase Price. Delivery of a notice of redemption pursuant to this Section 15.1(c) and Section 15.2(a) shall constitute a rescission of any Liquidation Event Notice delivered prior to the date of such redemption notice; provided, however, such Liquidation Event Notice shall be deemed reinstated upon the failure of the Company to pay or cause the payment of the Class A Purchase Price on the Class A Purchase Date.

15.2 Redemption Process.

(a) If the Company elects to redeem Class A Limited Membership Interests (the applicable redemption or repurchase date, the “Class A Purchase Date”) pursuant to Section 15.1, the Company shall provide at least five (5) days’, but not more than sixty (60) days’, prior notice of such election, which notice shall be sent or delivered to the Administrative Agent (or to the address, pursuant to Section 17.1, of each Class A Limited Member holding Class A Limited Membership Interests to be redeemed, if no Administrative Agent is appointed at the time). If the notice required under the preceding sentence is sent or delivered to the Administrative Agent, the Managing Member or, at its option, the Administrative Agent shall deliver a copy of such notice to the address, pursuant to Section 17.1, of each Class A Limited Member holding Class A Limited Membership Interests to be redeemed.

(b) The closing of a purchase contemplated by Section 15.1 shall occur on the Class A Purchase Date. At the closing, (x) the Class A Limited Members shall deliver to the Company good title, free and clear of any Liens, to their respective Class A Limited Membership Interests thus purchased, (y) the transferring Class A Limited Members shall execute such documents and instruments of conveyance as may be reasonably necessary to effectuate the transaction contemplated hereby, including the Transfer of the Class A Limited Membership Interests and (z) the Company shall pay (or cause to be paid) the Class A Purchase Price to the transferring Class A Limited Members in full in cash.

(c) On and after the applicable Class A Purchase Date, Unrecovered Capital shall cease to accrue on any Class A Limited Membership Interests called for redemption or repurchase pursuant to Section 15.1, unless the Company fails to make payment of the applicable Class A Purchase Price when due.

(d) In each case in which the Company redeems any Class A Limited Membership Interests pursuant to Section 15.1, the Company shall promptly reimburse any documented Breakage Costs of the Class A Limited Member holding such Class A Limited Membership Interests.

15.3 Treatment as Purchase Under Section 741. The Class A Limited Members agree to treat the Transfer of the Class A Limited Membership Interests to the Company pursuant to Section 15.1 as a purchase and sale under Code Section 741 and not as a retirement under Code Section 736.

SECTION 16

ADMINISTRATIVE AGENT

16.1 Authorization and Authority. The Class A Limited Members hereby authorize the Managing Member to, and, upon the occurrence of a Notice Event, the Required Class A Limited Members may request the Managing Member to, and the Managing Member shall if so requested, appoint an administrative agent (in such capacity, the “Administrative Agent”) (who may, for the avoidance of doubt, be the Paying Agent and in any case need not be a Member, provided that, following the occurrence of a Notice Event, the Administrative Agent shall be an Eligible Agent) to act on their behalf hereunder and authorize such Administrative Agent to take such actions on their behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Such Administrative Agent shall become party to this Agreement by executing a counterpart to this Agreement. The provisions of this Section 16 are solely for the benefit of the Administrative Agent and the Class A Limited Members, and the Company and the Class B Common Members shall have no rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. If the Administrative Agent is the Paying Agent, to the extent any terms of this Agreement applicable to the Administrative Agent conflict with the terms of the Paying Agency Agreement, the terms of this Agreement shall govern.

16.2 Administrative Agent Individually. If the Administrative Agent is a Class A Limited Member, the Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Class A Limited Member as any other Class A Limited Member and may exercise the same as though it were not the Administrative Agent and the term “Class A Limited Member” or “Class A Limited Members” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other capacity for and generally engage in any kind of business with the Company or any Subsidiary or any other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Class A Limited Members.

16.3 Duties of Administrative Agent; Exculpatory Provisions.

(a) The Administrative Agent’s duties hereunder are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent (if any):

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Notice Event or Liquidation Event has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Class A Limited Members (or such other number or percentage of the Class A Limited Members as shall be expressly provided for herein); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent (if any) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Class A Limited Members (or such other number or percentage of the Class A Limited Members as shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent (if any) shall be deemed not to have knowledge of any Notice Event or Liquidation Event or the event or events that give or may give rise to any Notice Event or Liquidation Event unless and until the Managing Member or any other Member shall have given notice to the Administrative Agent describing such Notice Event or Liquidation Event and such event or events.

(c) The Administrative Agent (if any) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Notice Event or Liquidation Event, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

16.4 Reliance by Administrative Agent. The Administrative Agent (if any) shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent (if any) also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent (if any) may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

16.5 Delegation of Duties. The Administrative Agent (if any) may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent (if any) and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. Each such sub-agent and the Affiliates of the Administrative Agent (if any) and each such sub-agent shall be entitled to the benefits of all provisions of this Section 16 (as though such sub-agents were the “Administrative Agent” hereunder) as if set forth in full herein with respect thereto.

16.6 Resignation of Agent. Any Administrative Agent may at any time give notice of its resignation to the Managing Member and the Class A Limited Members. Upon receipt or giving of any such notice of resignation, if the Managing Member determines that a successor Administrative Agent should be appointed, the Required Class A Limited Members shall have the right, in consultation with the Managing Member, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Class A Limited Members and shall have accepted such appointment within 30 days after the Managing Member notifies the Class A Limited Members of its determination that a successor Administrative Agent should be appointed (such 30-day period, the “Appointment Period”), then the Managing Member may, on behalf of the Class A Limited Members, appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Class A Limited Members, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Appointment Period notify the Managing Member and the Class A Limited Members that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (a) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to the applicable Member directly, until such time as a successor Administrative Agent (if any) is appointed as provided for herein. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder (if not already discharged therefrom as provided herein). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Section 16 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

16.7 Non-Reliance on Administrative Agent and Other Class A Limited Members. Each Class A Limited Member acknowledges that it has, independently and without reliance upon the Administrative Agent (if any) or any other Class A Limited Member and based on such documents and information as it has deemed appropriate, made its own decision to enter into this Agreement. Each Class A Limited Member also acknowledges that it will, independently and without reliance upon the Administrative Agent (if any) or any other Class A Limited Member and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder.

16.8 Fees; Indemnification.

(a) The Company shall pay to the Administrative Agent (if any) for its own account such fees as may from time to time be agreed between the Company and the Administrative Agent.

(b) The Company agrees to indemnify the Administrative Agent (if any), and any members, managers, partners, stockholders, officers, directors, employees or agents thereof (each, an “Administrative Agent Indemnitee”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Administrative Agent Indemnitee in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent or any Administrative Agent Indemnitee under this Agreement, other than to the extent resulting from any Administrative Agent Indemnitee’s gross negligence or willful misconduct. Without limitation of the foregoing, the Company agrees to reimburse the Administrative Agent (if any) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement.

(c) The Class A Limited Members agree to indemnify the Administrative Agent (if any) and each Administrative Agent Indemnitee (to the extent not reimbursed by the Company), ratably according to their respective Unrecovered Capital, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Administrative Agent Indemnitee in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent or any Administrative Agent Indemnitee under this Agreement, other than to the extent resulting from any Administrative Agent Indemnitee’s gross negligence or willful misconduct. Without limitation of the foregoing, the Class A Limited Members agree to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company.

SECTION 17

MISCELLANEOUS

17.1 Notices. Unless otherwise expressly specified or permitted by the terms of this Agreement, all notices, requests, demands and instructions hereunder shall be in writing and shall be delivered by hand or courier service, or shall be sent by overnight courier, or if an email or a facsimile number, as applicable, has been provided on Schedule A for such party, may be sent by email or facsimile, as applicable, in each case to (a) the address for such party set forth on the Membership Registry (with respect to a Member), (b) to the principal place of business address set forth in Section 1.4 (with respect to the Company) and (c) to the address set forth on such party’s counterpart to this Agreement (with respect to the Administrative Agent (if any)). Whenever any notice is required to be given hereunder, such notice shall be deemed given only when such notice is delivered or, if sent by overnight courier, email or facsimile, when received, unless otherwise expressly specified or permitted by the terms hereof. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof signed by the Person entitled to such notice, whether before or after the time stated at which such notice is required to be given, shall be deemed equivalent to the giving of such notice.

17.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members, the Independent Managers and their respective successors, transferees and assigns.

17.3 Construction. It is the intent of the parties hereto that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. The terms of this Agreement are intended to embody the economic relationship among the Members and shall not be subject to modification by, or be conformed with, any actions by the IRS except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

17.4 Time. In computing any period of time pursuant to this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall be included.

17.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

17.6 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 17.6 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

17.7 Governing Law. This Agreement and any dispute, controversy or claim arising hereunder on in connection herewith shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles that would otherwise require the applicable of the laws of a jurisdiction other than the State of New York; provided, however, that the laws of the State of Delaware shall apply hereto with respect to matters governed by the Act or the internal affairs doctrine, or otherwise subject to the provisions of the Act, without regard to the conflicts of law principles that would otherwise require the applicable of the laws of a jurisdiction other than the State of Delaware.

17.8 Consent to Jurisdiction. Each Member (i) irrevocably submits to the non-exclusive jurisdiction of any state court of the State of New York located in the borough of Manhattan or, if a basis for federal court jurisdiction is present, the United States District Court for the Southern District of New York, in any action arising out of this Agreement, (ii) agrees that all claims in such action may be decided in such court, as applicable, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (iv) consents, to the fullest extent it may effectively do so, to the service of process by mail in accordance with Section 17.1. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

17.9 WAIVER OF JURY TRIAL. EACH OF THE MEMBERS IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY AND ALL RIGHTS TO IMMUNITY BY SOVEREIGNTY OR OTHERWISE IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.10 Counterpart Execution. This Agreement shall be valid, binding, and enforceable against a party hereto when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

17.11 Specific Performance. Each Member agrees with the other Members that the other Members may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the non-breaching Members may be entitled, at law or in equity, the non-breaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof.

17.12 Entire Agreement. This Agreement and other Transaction Documents and the Annexes, Exhibits and Schedules hereto and thereto constitute the entire agreement among the parties hereto and their respective Affiliates and contain all of the agreements among such parties with respect to the subject matter hereof and thereof. This Agreement and the other Transaction Documents and the Annexes, Exhibits and Schedules hereto and thereto supersede any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof and thereof.

17.13 No Third Party Beneficiaries. Except as otherwise expressly provided herein, no Person other than a party hereto shall have any rights or remedies under this Agreement.

17.14 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

17.15 Non-Petition. The Members agree that no Member shall, until the day that is one year and one day after the redemption in full of all Class A Limited Membership Interests (a) acquiesce in, petition, consent to or otherwise invoke or institute the process of any governmental authority, or knowingly assist creditors of the Company (other than as required by applicable law or compelled by legal process), for the purpose of commencing or ordering any involuntary or nonconsensual (i) case against the Company or its property under the United States Bankruptcy Code, (ii) appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Company or its property or (iii) winding up or liquidation of the affairs of the Company, or (b) cause to commence, or consent to, any voluntary or consensual case, action or proceeding described in clause (i), (ii) or (iii) of this sentence without such consents as may be required under this Agreement or any other agreement to which the Company is a party.

17.16 Non-Business Days. Wherever any payment is required to be made, any notice required to be given or any other action required to be taken under this Agreement on a specified day that is not a Business Day, except as otherwise specified, such payment shall be made, such notice shall be given or such action shall be taken, as the case may be, on the next succeeding Business Day.

17.17 Recognition of U.S. Special Resolution Regimes. In the event that any Member that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Member of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States of America or a state of the United States of America.

(a) In the event that any Member that is a Covered Entity or a BHC Act Affiliate of such Member becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Member are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States of America or a state of the United States of America.

(b) For purposes of this Section 17.17,

(i) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. §1841(k);

(ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b);

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and

(iv) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement of the Company as of the day first above set forth.

CLASS B COMMON MEMBER AND MANAGING MEMBER:

AT&T FIBER INVESTMENT HOLDINGS, LLC
By: AT&T Properties, LLC
Its: Manager

By:	/s/ Andrew B. Keiser
Name: Andrew B. Keiser
Title: Vice President and Assistant Treasurer

[Signature Page to Second A&R LLC Agreement]

CLASS A LIMITED MEMBER:

MUFG BANK, LTD., NEW YORK BRANCH

By:	/s/ Terry McKay
Name: Terry McKay
Title: Managing Director

[Signature Page to A&R LLC Agreement]

CLASS A LIMITED MEMBER:

WELLS FARGO BANK, N.A.

By:	/s/ Austin Vanassa
Name: Austin Vanassa
Title: Managing Director

[Signature Page to A&R LLC Agreement]

CLASS A LIMITED MEMBER:

COMMERZBANK AG, NEW YORK BRANCH

By:	/s/ Bill Donohue
Name: Bill Donohue
Title:

By:	/s/ Giovanni Baldini
Name: Giovanni Baldini
Title:

[Signature Page to A&R LLC Agreement]

CLASS A LIMITED MEMBER:

MIZUHO BANK, LTD.

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

[Signature Page to A&R LLC Agreement]

CLASS A LIMITED MEMBER:

SG MORTGAGE FINANCE CORP.

By:	/s/ Brendan Bush
Name: Brendan Bush
Title: President

[Signature Page to A&R LLC Agreement]

CLASS A LIMITED MEMBER:

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Nabeel Shah
Name: Nabeel Shah
Title: Director, Duly Authorized Signatory

[Signature Page to A&R LLC Agreement]

INDEPENDENT MANAGERS

By:	/s/ Bernard J. Angelo
Name: Bernard J. Angelo

By:	/s/ Kevin J. Corrigan
Name: Kevin J. Corrigan

[Signature Page to A&R LLC Agreement]

Exhibit A

Form of Demand Note

(see attached)

Exhibit B

Form of Secured Note

(see attached)

Exhibit C

Form of Keep Well Agreement

(see attached)

Exhibit D

Form of Class A Mandatory Remarketing Agreement

(see attached)

Exhibit E-1

Form of Class A-1 Limited Membership Interest Certificate

(see attached)

Exhibit E-2

Form of Class A-2 Limited Membership Interest Certificate

(see attached)

Exhibit E-3

Form of Class B Common Membership Interest Certificate

(see attached)

Exhibit F

Form of Independent Manager Management Agreement

(see attached)

Schedule A

Membership Registry

Schedule B

Borrowers